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Exhibit 10.30

LEASE AGREEMENT

Between
LTC Partners VI, L.P.;
Coronado Corporation; and
Park Villa Corporation
collectively as Lessor
and
Adipiscor LLC,
as Lessee
Dated: July 3, 2003
Coronado Healthcare Center
11411 N. 19th Avenue
Phoenix, Arizona
Park Villa Healthcare Center
2001 N. Park Avenue
Tucson, Arizona
East Mesa Healthcare Center
51 South 48th Street
Mesa, Arizona

LEASE AGREEMENT

THIS LEASE AGREEMENT (this "Lease") is entered into as of July 3, 2003, by and between LTC Partners VI, L.P., a Delaware limited partnership, Coronado Corporation, a Delaware corporation, and Park Villa Corporation, a Delaware corporation (collectively "Lessor"), and Adipiscor LLC, a Nevada limited liability company ("Lessee"), subject to the terms, conditions and contingencies set forth below.

RECITALS

WHEREAS Lessor owns certain real property and improvements and desires to lease them to Lessee pursuant to the terms and conditions of this Lease; and

WHEREAS the Leased Property is currently leased to Sunrise Healthcare Corporation ("Sunrise"); Sunrise is in default under the agreements evidencing its leasehold rights in and to the Leased Property (as defined below), and Lessor has the right to terminate such agreements and recover possession of the Leased Property and intends to do so on the Commencement Date (as defined below); and Lessor's obligation to deliver possession to Lessee pursuant to the terms of this Lease is contingent upon Sunrise delivering possession to Lessor pursuant to such leases.

WHEREAS it is the parties' intention to set forth their respective covenants and obligations; and

WHEREAS it is the parties' intention and understanding that nothing in this Lease, including any rights of Lessor to inspect the Leased Property or gain access to any of Lessee's information, shall constitute or be deemed to constitute a duty on the part of Lessor to provide for the safety and well being of any resident of the Leased Property, which shall be the sole and exclusive responsibility of Lessee.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, it is agreed as follows:

ARTICLE I

            1.1.      Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee, and Lessee rents or hires from Lessor that certain property commonly known as (i) Sunbridge Coronado Care Center, 11411 N. 19th Avenue, Phoenix, Arizona, (ii) Sunbridge Park Villa Care Center, 2001 N. Park Avenue, Tucson, Arizona, and (iii) Sunbridge Care Center for East Mesa, 51 S. 48th Street, Mesa, Arizona, including without limitation all of the following (collectively the "Leased Property"):

            (i)        The real property particularly described in Exhibits "A-1," "A-2" and "A-3" (the "Land");

            (ii)       All of its right, title and interest in and to the buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and offsite), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land, (collectively, the "Leased Improvements");

            (iii)      All of its right, title and interest in and to the easements, rights and appurtenances relating to the Land and the Leased Improvements;

            (iv)      All of its right, title and interest in and to the permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, or permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively the "Fixtures"); and

            (v)       All of its right, title and interest in and to personal tangible and intangible property including all components thereof, owned by Lessor and now and hereafter located in, on or used in connection with the Leased Improvements

The Leased Property is demised subject to all covenants, conditions, restrictions, easements and all other matters affecting title, whether or not of record, the conditions and limitations expressly set forth herein, and any and all matters created by or known to Lessee.

            1.2.      Term. The initial term of the Lease (the "Initial Term") shall commence on the "Commencement Date" (as defined below), with possession of the each of the three facilities comprising the Leased Property to be delivered simultaneously on the Commencement Date, and continue for a period of approximately sixteen (16) years, expiring (if not sooner terminated) at 11:59 p.m. (Arizona time) on the last day of the calendar month immediately preceding the calendar month in which the Commencement Date occurred (the "Expiration Date"). Lessee has the right to extend the Initial Term as provided in Article XXXIV, below, and the Initial Term plus all validly exercised options to extend, if any, shall be referred to herein as the "Term." Lessor and Lessee estimate that the Commencement Date will be August 1, 2003 (and that the Expiration Date will accordingly be July 31, 2019), and the parties agree to work diligently to satisfy all conditions to the commencement of Lessee's occupancy and achieve such Commencement Date. Promptly following the Commencement Date, the parties shall execute an amendment to this Lease to confirm the Commencement Date and Expiration Date. It shall be a condition to the effectiveness of this Lease that Lessee delivers to Lessor a fully executed Lease Guaranty in substantially the form attached hereto as Exhibit "B".

            1.3.      Lessee's Conditions. Lessor and Lessee mutually acknowledge and agree that Lessee is entering into this Lease based upon the value of the facilities comprising the Leased Property operating as "going concerns," (i) with all required operating licenses, permits, provider numbers and provider agreements necessary to legally operate the Leased Property as Medicaid and Medicare-certified skilled nursing facilities (the "Required Approvals"), (ii) without significant survey, legal, insurance claim or other problems which would affect the reputation or insurability of the operations in any portion of the Leased Property, and (iii) with an adequate number of paying patients to support the Facility's operational overhead and Lessee's rental obligations hereunder. Therefore, notwithstanding anything contained herein to the contrary, this Lease and Lessee's obligations hereunder are conditioned upon Lessee's timely acquisition of (a) for its operating designees, licenses from the Arizona Department of Health Services to operate the Leased Property as at least (i) in the case of the Coronado facility, a 185-bed skilled nursing facility, (ii) in the case of the Park Villa facility, a 180-bed skilled nursing facility, and (iii) in the case of the East Mesa facility, a 188-bed skilled nursing facility, (b) for each facility comprising the Leased Property, a mutually-acceptable Operations Transfer Agreement from Sun Healthcare, Inc. or the applicable operating affiliate thereof (the "Current Operator"), which shall have been approved by the United States Bankruptcy Court having jurisdiction of Current Operator's bankruptcy proceedings, if any, (c) an irrevocable commitment from Lessee's current insurer to insure the Leased Property and the operations therein under Lessee's current policies and at Lessee's current premium rates, (d) such estoppel, subordination, intercreditor or similar agreements or documents from Lessor as Lessee's accounts receivable lender may reasonably require to acquire an unencumbered first lien on Accounts generated in and from the Leased Property from and after the Commencement Date, (e) written confirmation from the government agencies or intermediaries administering the Medicaid and Medicare programs for the Leased Property that Lessee's subtenants will be entitled to file their cost reports relating to post-transfer Accounts from those programs, (f) satisfactory evidence that all outstanding citations, deficiencies, survey and similar issues affecting the Facility have been fully resolved and finally cleared by governmental agencies having jurisdiction thereof, (g) title reports (to be obtained at Lessee's expense) verifying the satisfactory condition of Lessor's title in and to each of the facilities comprising the Leased Property, and (h) exclusive possession of all of the Leased Property. Lessee may, but is not required to, waive one or more of these conditions in its sole discretion, and no such waiver shall be effective unless in writing and signed by Lessee. Notwithstanding anything to the contrary contained in this Lease, Lessee covenants that it shall cause its operating designees to commence to seek and have filed their completed licensure applications with the State of Arizona on or before August 1, 2003 (provided that Lessee shall not be liable for any failure to complete such applications arising in whole or in part from the failure of Lessor or Current Operator to provide any documentation necessary to complete any of such licensure applications), and Lessee shall provide to Lessor evidence of compliance with the foregoing covenant by the foregoing date; further, Lessee and Lessor hereby agree that this covenant shall be effective as of the date of this Lease and shall obligate Lessee to diligently apply for and pursue such licensure notwithstanding that this Lease and the Term will not commence until satisfaction of the conditions set forth in this Section 1.3 and Section 1.4. In the event that any of the conditions contained in this Section 1.3 are not satisfied or waived on or before October 1, 2003, Lessee shall have the option to terminate this Lease by written notice to Lessor. Upon such termination, each party shall bear its own costs incurred in the preparation of this Lease and in performing its obligations hereunder through the date of termination, and neither party shall have any further obligation to the other hereunder.

Pending any such termination, each party shall perform its respective obligations pursuant to this Lease.

            1.4.      Lessor's Conditions. Notwithstanding anything contained herein to the contrary, this Lease and Lessor's obligations hereunder are conditioned upon (a) Lessee's timely delivery of the Security Deposit called for in Section 3.4 below, and (b) Lessor's timely acquisition of executed and effective lease termination agreements from the Current Operator (which have been approved by the United States Bankruptcy Court having jurisdiction of Current Operator's bankruptcy proceedings, if any) which shall provide for termination of said lease(s) contemporaneously with the effectiveness of this Lease. Lessor covenants that it shall seek to have procured executed lease termination agreements with Current Operator on or before August 1, 2003, and Lessor shall provide to Lessee a copy of same by the foregoing date; further, Lessor and Lessee hereby agree that this covenant shall be effective as of the date of this Lease and shall obligate Lessor to diligently pursue such agreements notwithstanding that this Lease and the Term will not commence until satisfaction of the conditions set forth in Section 1.3 and this Section 1.4. Lessee acknowledges that Lessor is entering into this Lease and pursuing the lease termination agreements in reliance upon Lessee's representations that Lessee will act in good faith to seek the timely satisfaction of the conditions set forth in Section 1.3 and otherwise perform its obligations under this Lease. Further, Lessor acknowledges that Lessee's ability to satisfy certain of the conditions are dependent upon timely and satisfactory performance by individuals, entities and agencies beyond the control of Lessee, including without limitation the Arizona Department of Health Services, Current Operator, Lessee's insurance underwriters, Lessee's revolving credit lender and Lessor, and that there is a possibility that one or more of such conditions will not be satisfied or waived. Lessor accordingly agrees that it shall make any lease termination agreement with Current Operator expressly contingent upon the timely satisfaction of all conditions to the effectiveness of this Lease, including without limitation the timely licensure of Lessee's designees to operate the Facilities and Current Operator's timely execution and delivery of the Operations Transfer Agreements referenced in Section 1.3(b) above, and that Lessee shall not be liable to Lessor for the failure of any condition hereto following commercially reasonable good-faith efforts by Lessee to procure the satisfaction of such conditions. In the event that any of the conditions contained in this Section 1.4 are not satisfied or waived on or before October 1, 2003, Lessor shall have the option to terminate this Lease by written notice to Lessee. Upon such termination, each party shall bear its own costs incurred in the preparation of this Lease and in performing its obligations hereunder through the date of termination, and neither party shall have any further obligation to the other hereunder. Pending any such termination, each party shall perform its respective obligations pursuant to this Lease.

ARTICLE II

            2.         Definitions. For all purposes of this Lease, except as otherwise expressly provided, (i) the terms defined in this Article II have the meanings assigned to them in this Article II and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles at the time applicable, and (iii) the words "herein", "hereof' and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

Acceptance Period. As defined in Article XXXV.

Accounts. All of Lessee's bank, securities and other accounts, all rights to payment or reimbursement for goods sold or leased or services rendered (including without limitation Medicare, Medicaid and other third-party-reimbursed receivables), and all accounts receivable, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including, without limitation, the right to payment of management fees, including without limitation any deposit or other account into which payments of Medicaid, Medicare, commercial insurer or other receivables in respect of medical services are deposited, and also including all related general intangibles, documents, data, programs and other assets necessary to collect such receivables, together with all products and proceeds thereof; but specifically excluding any deposit, letter of credit or similar right or account granted to, pledged to or established by or for the benefit of any Lessor as a security deposit under this Lease.

Additional Charges. As defined in Article III.

Affiliate. When used with respect to any corporation, the term "Affiliate" shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests. For the purposes of this definition, "person" shall mean any natural person, trust, partnership, corporation, joint venture or other legal entity.

Annual Operating Statement. As defined in Section 24.3(a).

Business Day. Each Monday, Tuesday, Wednesday, Thursday and Friday, which is not a day on which national banks in the City of Los Angeles, California, are authorized, or obligated, by law or executive order, to close.

Capital Allowance. As defined in Article IX below.

Change in Control. As defined in Article XVIII below.

Closing Date. As defined in Section 35.4.

Code. The Internal Revenue Code of 1986, as amended.

Commencement Date. As defined in Section 1.2.

Controlling Entity. As defined in Article XVIII below.

Counter Offer. As defined in Section 35.3.

CPI. For purposes of this Lease, the "C.P.I." shall mean and refer to the Consumer Price Index published by the Bureau of Labor Statistics of the Department of Labor, U.S. Cities Average, All Items (1982-84=100); provided, however, that if compilation of the C.P.I. is discontinued or transferred to any other governmental department or bureau, then the index most nearly the same as the C.P.I. shall be used.

Current Operator. As defined in Section 1.3.

Encumbrance. As defined in Article XXXII.

Event of Default. As defined in Article XVI.

Expiration Date. As defined in Section 1.2.

Extended Term. As defined in Article XXXIV.

Mortgagee. As defined in Article XIII.

First Offer. As defined in Article XXXV.

Fiscal Year. The twelve (12) month period from January 1 through December 31 of the same calendar year (as prorated for any partial Fiscal Year during the Term).

Fixtures. As defined in Article I.

Guarantor. The Ensign Group, Inc., a Delaware corporation

Guaranty. The lease guaranty of even date herewith executed by Guarantor.

Impositions. Collectively, all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Lessee or its business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), ground rents, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental or public charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Lessee (including all interest and penalties thereon due to any failure in payment by Lessee), and all increases in all the above from any cause whatsoever, including reassessment, which at any time prior to, during or in respect of the Term may be assessed or imposed on or in respect of or be a lien upon (a) Lessor's interest in the Leased Property, (b) the Leased Property or any part thereof, or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Lessee. Provided, however, nothing contained in this Lease shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor, or (2) any transfer, or net revenue tax of Lessor, or (3) any income or capital gain tax imposed with respect to the sale, exchange or other disposition by Lessor of any Leased Property or the proceeds thereof, or (4) any single business, gross receipts (other than a tax on any rent received by Lessor from Lessee), transaction, privilege, rent or similar taxes as the same relate to or are imposed upon Lessor, and are unrelated to the Leased Property, or (5) that portion of any Imposition which does not accrue in and is not attributable to the Term.

Insurance Requirements. All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

Land. As defined in Article I.

Lease. As defined in the Preamble.

Leased Improvements. As defined in Article I.

Leased Property. As defined in Article I.

Legal Requirements. All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property, or (ii) in any way affect the use and enjoyment thereof, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments (whether or not of record) or otherwise known to Lessee, at any time in force affecting the Leased Property.

Lessee. As defined in the Preamble.

Lessor. As defined in the Preamble.

Minimum Rent. As defined in Section 3.1.

Notice. A notice given pursuant to Article XXXI hereof.

Notice to Extend. As defined in Article XXXV.

Occupancy Information. As defined in Section 24.3(a).

Payment Date. Any due date for the payment of the installments of Minimum Rent.

Periodic Operating Statements. As defined in Section 24.3(a).

Primary Intended Use. As defined in Section 7.2.2.

Rent. Any monetary obligations owing under this Lease, including, without limitation, Minimum Rent and Additional Charges.

Required Approvals. As defined in Section 1.3.

Revised Offer. As defined in Section 35.5.

Term. As defined in Section 1.2.

Unsuitable for its Primary Intended Use. A state or condition of any of the Leased Improvements such that by reason of damage or destruction, or a partial taking by Condemnation in the good faith judgment of Lessor and Lessee, reasonably exercised, such Leased Improvement(s) cannot be operated on a commercially practicable basis for its Primary Intended Use.

Unavoidable Delays. Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto.

The above does not include all the definitions to be used in this Lease. Various definitions are included in the Sections below.

ARTICLE III

            3.1.      Minimum Rent. Lessee will pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts at Lessor's address set forth in Article XXXI or at such other place or to such other person, firms or corporations as Lessor from time to time may designate in a Notice, monthly rental payments on or before the first Business

Day of each calendar month of the Term ("Minimum Rent"). If necessary, Minimum Rent shall be prorated for any partial month at the beginning or end of the Term. A schedule of the Minimum Rent payments are set forth on Exhibit "C" attached hereto and made a part hereof.

            3.2.      Additional Charges. In addition to Minimum Rent, (1) Lessee, subject to its rights under Article XII, will also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions which Lessee assumes or agrees to pay under this Lease, including but not limited to those set forth in Articles IX and XIII, below, and (2) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (1) above, Lessee will also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (1) and (2) above being referred to herein collectively as the "Additional Charges)", and Lessor shall have all legal equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of nonpayment of the Additional Charges. If any elements of Additional Charges are not being paid within five (5) Business Days after due (after taking into account applicable time periods during which Lessee may contest the Additional Charges under Article XII), Lessee will pay Lessor on demand, as Additional Charges, a late charge (to the extent permitted by law) in the amount of five percent (5%) of the amount of the unpaid Additional Charges. To the extent that Lessee pays any Additional Charges directly to Lessor (as opposed to the applicable third party payee) pursuant to any requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due.

            3.3.      Net Lease. Notwithstanding any provisions in this Lease to the contrary (except with respect to Lessee's rights set forth in Article V), Minimum Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the installments of Minimum Rent throughout the Term, all as more fully set forth in Articles IV, IX and XIII, and other provisions of this Lease.

            3.4.      Security Deposit. On or before the Commencement Date, Lessee shall provide a security deposit in the amount of $150,000.00 in the form of an irrevocable letter of credit from a reputable financial institution subject to Lessor's approval. Lessee shall have the right, at any time or times during the Term, to satisfy this requirement by depositing $150,000 cash with Lessor in lieu of the letter of credit. Cash held as security by Lessor may be applied as provided in this Lease, and shall be promptly returned to Lessee upon (a) any replacement of such cash deposit with a letter of credit, and (b) so long as no Event of Default has occurred and is continuing, following the expiration or earlier termination of this Lease.

            3.5       Late Charge. LESSEE HEREBY ACKNOWLEDGES THAT LATE PAYMENT BY LESSEE TO LESSOR OF RENT (INCLUDING WITHOUT LIMITATION MINIMUM RENT) WILL CAUSE LESSOR TO INCUR COSTS NOT CONTEMPLATED BY THIS LEASE, THE EXACT AMOUNT OF WHICH WILL BE EXTREMELY DIFFICULT TO ASCERTAIN. SUCH COSTS INCLUDE, BUT ARE NOT LIMITED TO, PROCESSING AND ACCOUNTING CHARGES. ACCORDINGLY, IF ANY INSTALLMENT OF RENT SHALL NOT BE RECEIVED BY LESSOR WITHIN FIVE (5) BUSINESS DAYS AFTER SUCH AMOUNT SHALL BE DUE, THEN WITHOUT ANY REQUIREMENT FOR NOTICE TO LESSEE, LESSEE SHALL PAY TO LESSOR A LATE CHARGE EQUAL TO FIVE PERCENT (5%) OF SUCH OVERDUE AMOUNT. THE PARTIES HEREBY AGREE THAT SUCH LATE CHARGE REPRESENTS A FAIR AND REASONABLE ESTIMATE OF THE COSTS LESSOR WILL INCUR BY REASON OF LATE PAYMENT BY LESSEE. ACCEPTANCE OF SUCH LATE CHARGE BY LESSOR SHALL IN NO EVENT CONSTITUTE A WAIVER OF LESSEE'S DEFAULT OR BREACH WITH RESPECT TO ANY UNPAID OVERDUE AMOUNTS, NOR PREVENT LESSOR FROM EXERCISING ANY OF THE OTHER RIGHTS AND REMEDIES GRANTED UNDER THIS LEASE, AT LAW OR IN EQUITY. NOTWITHSTANDING THE FOREGOING, HOWEVER, THE ABOVE-REFERENCED

LATE CHARGE SHALL NOT BE IMPOSED ON ADDITIONAL PAYMENTS SO LONG AS LESSEE IS CONTESTING SUCH ADDITIONAL PAYMENTS IN ACCORDANCE WITH ARTICLE XII BELOW.

INITIAL:        Lessor /s/ CTI                         Lessee             /s/ CRC

ARTICLE IV

            4.1.      Payment of Impositions. Subject to Article XII relating to permitted contests, during the Term Lessee will pay, or cause to be paid, all Impositions, before any fine, penalty, interest or cost may be added for non-payment. Lessee, at its expense, shall, to the extent required or permitted by Legal Requirements, prepare and file all tax returns and reports in respect of any Imposition as may be required by governmental authorities. Any refund due from any taxing authority in respect of any Imposition shall be paid over to or retained by Lessee provided no Event of Default then exists, but if an Event of Default has occurred and is continuing, such refund shall be paid over to Lessor, and Lessee hereby authorizes Lessor to accept any such refunds directly, and hereby authorizes any such taxing authority to pay such amounts directly to Lessor upon receipt of written instructions to do so together with a statement by Lessor that an Event of Default has occurred and is continuing. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article XVI. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event governmental authorities classify any property covered by this Lease as personal property, Lessee shall file personal property tax returns in such jurisdictions where required. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns, Lessee will be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Lessee to file a protest. Lessee may, upon notice to Lessor, at Lessee's option and at Lessee's sole cost and expense, protest, appeal or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal proper assessments and Lessor, at Lessee's expenses as aforesaid, shall reasonably cooperate with Lessee in such protest, appeal, or other action, provided that Lessee may not withhold payments pending such challenges except under the conditions set forth in Article XII. Billings for reimbursement by Lessee to Lessor of personal property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made. Together with Lessee's monthly payment of Minimum Rent, Lessee shall deliver to Lessor an amount equal to one-twelfth (1/12) of Lessee's estimated real and personal property tax obligations (based on the most recent information available). Lessor shall retain these amounts (in a noninterest bearing account, which may be commingled with other funds of Lessor) and disbursed annually or semi-annually, as the case may be) in accordance with such instructions as may be set forth in the tax bills. Lessee shall immediately pay (at Lessor's election, either to Lessor or directly to the applicable taxing authority) any amounts necessary to make up any shortfall with respect to Lessee's actual tax obligations. To the extent any funds are remaining after payment of Lessee's tax obligations, Lessor shall retain such amounts in connection with the succeeding tax period(s).

            4.2.      Notice of Impositions. Upon its receipt of same, Lessor shall give prompt Notice to Lessee for all Impositions payable by Lessee hereunder of which Lessor obtains actual knowledge, but Lessor's failure to give any such Notice shall in no way diminish Lessee's obligations hereunder to pay such Impositions.

            4.3.      Adjustment of Impositions. Impositions imposed in respect of the tax-fiscal periods during which the Term commences and terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such commencement or termination, and Lessee's obligation to pay its prorated share thereof after termination shall survive such termination.

            4.4.      Utility Charges. Lessee will pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property and all operating expenses of every kind and nature during the Term.

            4.5.      Insurance Premiums. Lessee will pay or cause to be paid all premiums for the insurance coverages required to be maintained pursuant to Article XIII during the Term.

ARTICLE V

            5.1.      Mortgage Offset. Should Lessor default under the terms of any Mortgage, and, provided no Event of Default exists, Lessee shall have the right to perform Lessor's obligations under any such Mortgage and offset the amounts expended thereunder against the payment of Minimum Rent and shall have the right to purchase the Leased Property at the option price specified in Article XXXV. No other offset against the payment of Minimum Rent (or any other Rent) of any kind is permitted.

ARTICLE VI

            6.1.      Ownership of the Leased Property. Lessee acknowledges and agrees that the Leased Property is the property of Lessor and that Lessee has only the rights granted under this Lease to the exclusive possession and use of the Leased Property, together with the option to purchase set forth herein, all upon the terms and conditions of this Lease.

            6.2.      Personal Property. Lessee may (and shall as provided hereinbelow), at is expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of personal property, all of which shall, upon the expiration or any prior termination of the Term, immediately become the property of Lessor. Lessee shall provide and maintain during the Term all such personal property as shall be necessary in order to operate the Leased Property in compliance with all Legal Requirements and Insurance Requirements and shall, upon surrender of the Leased Property, deliver the Leased Property with such items of personal property as are necessary to continue operating the Leased Property without interruption.

ARTICLE VII

            7.1.      Condition of Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease. Lessee accepts that the Leased Property as is. To the extent permitted by law, Lessor hereby assigns to Lessee, all of Lessor's rights to proceed against any predecessor in title (but not against Lessor) for breaches of warranties or representations, or for latent defects in the Leased Property. Lessor shall reasonably cooperate with Lessee in the prosecution of any such claim, in Lessor's or Lessee's name, all at Lessee's sole cost and expense; provided, however, that all compensatory damages shall be used by Lessee for repair or replacement of the items for which compensation was granted.

            7.2.      Use of the Leased Property.

            7.2.1    Lessee covenants that it will proceed with due diligence and will exercise commercially reasonable efforts at all times during the Term to obtain and to maintain all approvals needed to use and operate the Leased Property in accordance with Legal Requirements.

            7.2.2    During the Term, Lessee shall use or cause to be used the Leased Property as skilled nursing facilities, and for such other uses as may be necessary or incidental to such use (the particular such use to which the Leased Property is put is herein referred to as the "Primary Intended Use").

Lessee shall not use the Leased Property or any portion thereof for any use other than the Primary Intended Use without the prior written consent of Lessor, which consent may be withheld in Lessor's sole and absolute discretion. No use shall be made of the Leased Property, and no acts shall be done, which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof, nor shall Lessee sell or otherwise provide to residents or patients therein, or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by Insurance Requirements or Legal Requirements. Lessee shall, at its sole cost, comply with all Insurance Requirements and Legal Requirements.

            7.2.3    Lessee covenants and agrees that during the Term it will operate continuously the Leased Property in accordance with its Primary Intended Use.

            7.2.4    Lessee shall not commit or suffer to be committed any waste on the Leased Property, nor shall Lessor cause or permit any nuisance thereon. Lessor acknowledges that Lessee's operation of the Leased Property in accordance with the Primary Intended Use will not constitute waste or nuisance.

            7.2.5    Lessee shall neither suffer nor permit the Leased Property or any portion thereof to be used in such a manner as it might reasonably tend to impair Lessor's (or Lessee's, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

            7.3.      Lessor to Grant Easements, etc. Lessor will, from time to time so long as no Event of Default exists, at the request of Lessee and at Lessee's sole cost and expense (but subject to Lessor's approval), (i) grant easements and other rights in the nature of easements with respect to the Leased Property to third parties, (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (iii) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (iv) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (v) execute amendments to any covenants and restrictions affecting the Leased Property and (vi) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications, transfers, petitions and amendments (to the extent of its interests in the Leased Property), but only upon delivery to Lessor of a signed affidavit by an executive officer or equivalent person of authority at Lessee stating that such grant, release, dedication, transfer, petition or amendment is (a) reasonably required for the continued operation of the Leased Property in accordance with the Primary Intended Use, (b) not detrimental to the proper conduct of the business of Lessee on the Leased Property and (c) does not reduce the value of the Leased Property.

ARTICLE VIII

            8.1.      Compliance with Legal and Insurance Requirements, Instruments, etc. Subject to Article XII relating to permitted contests, Lessee, at its expense, will, during the Term, (a) comply with all Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, whether or not compliance therewith requires structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property and (b) procure, maintain and comply with all licenses, certificates of need and other authorizations required for any use of the Leased Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.

            8.2.      Legal Requirements Covenants. Lessee shall acquire and maintain all licenses, certificates, permits, provider agreements and other authorizations and approvals needed to operate the Leased Property for the Primary Intended Use. Lessee further covenants and agrees to perform all maintenance and alterations necessary to operate the Leased premises in accordance with all Legal Requirements and Insurance Requirements. Lessee, may, however, upon prior written notice to Lessor, contest the legality or applicability of any such law, ordinance, rule or regulation, or any licensure or certification decision if Lessee maintains such action in good faith, with due diligence, without prejudice to Lessee's rights hereunder, and at Lessee's sole cost and expense. If by the terms of any such law, ordinance, rule or regulation, compliance therewith pending the prosecution of any such proceeding may legally be delayed without the occurrence of any fine, charge or liability of any kind against the Leased Property or Lessee's leasehold interest therein and without subjecting Lessee or Lessor to any liability, civil or criminal, for failure so to comply therewith, Lessee may delay compliance therewith until the final determination of such proceeding. If any lien, charge or civil or criminal liability would be incurred by reason of any such delay, Lessee, on the prior written consent of Lessor, may nonetheless contest as aforesaid and delay as aforesaid provided that such delay would not subject Lessor to criminal liability and Lessee both (a) furnishes to Lessor security satisfactory to Lessor (in its sole and absolute discretion) against any loss or injury by reason of such contest or delay, and (b) prosecutes the contest with due diligence and in good faith.

ARTICLE IX

            9.1.      Maintenance and Repair.

            9.1.1    Lessee, at its sole expense, will, during the Term, keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto and which are under Lessee's control (and all personal property needed to operate the Leased Property as licensed, skilled nursing facilities) in good order and repair, and, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to or during the Term. All repairs shall be at least equivalent in quality to the original work. Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use.

            9.1.2    Lessor shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or nonstructural, foreseen/unforeseen, in connection with this Lease, or to maintain the Leased Property in any way. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted. Lessor shall have the right to give, record and post, as appropriate, notices of nonresponsibility (or similar notices) under any mechanics' lien laws now or hereafter existing.

            9.1.3    Nothing contained in this Lease and no action or inaction by Lessor shall be construed as constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property, or any portion thereof. Lessor shall have the right to give, record and post, as appropriate, notices of nonresponsibility (or similar notices) under any mechanics' lien laws now or hereafter existing.

            9.1.4    Notwithstanding the provisions of Section 9.1.3 above, Lessee shall, without the prior consent of Lessor, be entitled to construct, alter, add, or repair portions of the Leased Property, provided that the construction, alteration, addition, or repair does not cost more than $50,000 in the aggregate and does not reduce the value of the Leased Property.

            9.1.5    Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and as required by Section 9.2), and except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair during the Term), and in such condition (and with such equipment and inventory) required to operate the Leased Property for its Primary Intended Use.

            9.2.      Expenditures to Comply with Law. Without limiting Lessee's obligations as set forth elsewhere in this Lease, during the Term, Lessee will, at its sole cost and expense, make whatever expenditures (including but not limited to capital and non-capital expenditures) that are required to conform the Leased Property to such standards as may from time to time be required by Legal Requirements, or capital improvements required by any governmental agency having jurisdiction over the Leased Property as a condition of the continued operation of the Leased Property for its Primary Intended Use, pursuant to present or future Legal Requirements.

            9.3.      Encroachments, Restrictions. If any of the Leased Improvements shall, at any time during the Term encroach upon any property, street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor or at the behest of any person affected by any such encroachment, violation or impairment, Lessee shall, at its sole cost and expense, (and after Lessor's prior approval) subject to Lessee's right to sue Lessor's predecessor in title (but not Lessor) with respect thereto or contest the existence of any encroachment, violation or impairment and in such case, in the event of an adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or the Leased Property or (ii) make such changes in the Leased Improvements, and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable and necessary, to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation, impairment or encroachment. Any such alteration shall be made in conformity with the applicable requirements of Article IX. Lessee's obligations under this Section 9.3 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance.

            9.4.      Capital Improvement Fund. Notwithstanding anything to the contrary herein, Lessee agrees that it accepts the Leased Property (defined below) in its "AS-IS" condition, subject to Lessor's payment of the Capital Allowance provided for herein. Lessor agrees to provide Lessee, upon the terms and conditions set forth herein, a capital repair and improvement allowance (the "Capital Allowance") in the amount of One Hundred Fifty Thousand Dollars ($150,000), which shall be used by Lessee for the sole purpose of making repairs, replacements or alterations of the Leased Property, and for the performance of any deferred maintenance existing in or on the Leased Property on the Commencement Date. In addition to the work, the Capital Allowance shall also be usable for any costs directly related thereto, including architectural, engineering, construction management, permit and similar fees and costs. The Capital Allowance shall be disbursed by Lessor as follows:

            (a)       Within five (5) business days after Lessee submits to Lessor, (i) with respect to materials or contract deposits necessary to commence all or any portion of the work, a full and complete copy of each such contract, under which Lessor shall be expressly named as a third-party beneficiary but under which Lessor shall have no responsibility other than for the payment of the Capital Allowance, or

(ii) with respect to payment for work fully or partially completed, the submission by Lessee to Lessor of conditional lien waivers or releases executed by all contractors, subcontractors and suppliers performing the portion of the work for which payment is sought, Lessor shall disburse to Lessee such portions of the Capital Allowance as are necessary to pay and satisfy Lessee's obligations for such deposit(s) or work performed; and

            (b)       Within forty-five (45) days following the last disbursement, Lessee shall provide to Lessor a written reconciliation of Lessor's actual disbursements and unconditional lien waivers fully executed and notarized and in recordable form for all work performed and all contracts entered into in connection with the Capital Allowance work. If Lessor has disbursed to Lessee more than the Capital Allowance, Lessee shall repay any excess to Lessor with Lessee's reconciliation. If Lessor has disbursed to Lessee less than the full Capital Allowance, Lessor shall remit the difference to Lessee within ten (10) days after delivery of Lessee's reconciliation and unconditional lien releases.

ARTICLE X

            10.1.    Lessee's Obligations for Hazardous Materials. Lessee shall, during the Term, at its sole cost and expense, take all actions as required to cause the Leased Property including, but not limited to, the Land and all Leased Improvements, to be free and clear of the presence of all Hazardous Materials (defined below) introduced thereon by Lessee, its contractors, agents or employees; provided, however, that Lessee shall be entitled to use and maintain de minimus amounts of Hazardous Materials on the Leased Property in connection with Lessee's business and in compliance with all applicable laws. Lessee shall, upon its discovery, belief or suspicion of the presence of Hazardous Materials on, in or under any part of the Leased Property, including, but not limited to, the Land and all Leased Improvements, which were introduced thereon by Lessee, its contractors, agents or employees, immediately notify Lessor and, at its sole cost and expense cause any such Hazardous Materials which were introduced thereon by Lessee, its contractors, agents or employees to be removed immediately, in compliance with all applicable laws and in a manner causing the least disruption of or interference with the operation of Lessee's business. Lessee shall fully indemnify, protect, defend and hold harmless Lessor from any costs, damages, claims, liability or loss of any kind or nature arising out of or in any way in connection with the presence, suspected presence, removal or remediation of Hazardous Materials in, on, or about the Leased Property, or any part thereof, but only as and to the extent that such Hazardous Materials were introduced thereon by Lessee, its contractors, agents or employees. Without limiting Lessee's other obligations under this Lease, Lessee agrees, at Lessee's sole cost, to fully comply with all recommendations set forth in any environmental report(s) that may be obtained by or provided to Lessor or Lessee, as and to the extent that such recommendations involve Hazardous Materials that were introduced to the Leased Property by Lessee, its contractors, agents or employees.

            10.2.    Definition of Hazardous Materials. For purposes of this Lease, Hazardous Materials shall mean any biologically or chemically active or other toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and by-products, substances defined or listed as "hazardous substances" or "toxic substances" or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, and as hazardous wastes under the Resource Conservation and Recovery Act, 42 U.S.C. § 6010, et seq., any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, as amended, 15 U.S.C.; 2601 et seq., any "toxic pollutant" under the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. § 7401 et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., and any hazardous or toxic substances or pollutant regulated under any other Legal Requirements.

ARTICLE XI

            11.       Liens. Subject to the provisions of Article XIII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any part of the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) this Lease, (b) restrictions, liens and other encumbrances which are consented to in writing by Lessor or any easements granted pursuant to the provisions of Section 7.3 of this Lease, (c) liens for those taxes of Lessor which Lessee is not required to pay hereunder, (d) subleases permitted by Article XXII, (e) liens for Impositions or for sums resulting from noncompliance with any Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article XII, or (f) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that any such liens are in the process of being contested as permitted by Article XII.

ARTICLE XII

            12.       Permitted Contests. Lessee shall have the right, at Lessee's sole cost and expense, to contest the amount or validity of any Imposition or any Legal Requirement or Insurance Requirement or any attachment, levy, encumbrance, charge or claim ("Claims") not otherwise permitted by Article XI, by appropriate legal proceedings in good faith and with due diligence (but this shall not be deemed or construed in any way as relieving, modifying or extending Lessee's covenants to pay or its covenants to cause to be paid any such charges at the time and in the manner as in this Lease provided), on condition, however, that such legal proceedings cannot result in the sale of the Leased Property, or any part thereof, to satisfy the same or cause Lessor or Lessee to be in default under any mortgage or deed of trust encumbering any portion of the Leased Property or any interest therein. Upon the reasonable request of Lessor, Lessee shall provide to Lessor security satisfactory to Lessor (in Lessor's sole and absolute discretion) to assure the payment of all Claims which may be assessed against the Leased Property together with interest and penalties, if any, thereon. Lessor agrees to join in any such proceedings (at Lessee's sole cost and expense) if the same be required to legally prosecute such contest of the validity of such Claims; provided, however, that Lessor shall not thereby be subjected to any liability for the payment of any costs or expenses in connection with any proceedings brought by Lessee; and Lessee shall indemnify and save harmless Lessor from any such costs or expenses, including reasonable attorneys' fees and costs incurred by Lessor. In the event that Lessee fails to pay any Claims when due or, upon Lessor's request, to provide the security therefor as provided in this Article XII and to diligently prosecute any contest of the same, Lessor may, upon thirty (30) days advance written Notice to Lessee, pay such charges together with any interest and penalties and the same shall be repayable to Lessee to Lessor at the next Payment Date provided for in this Lease. Provided, however, that should Lessor reasonably determine that the giving of such Notice would risk loss to the Leased Property or impair the value of the Leased Property or in any way cause damage to Lessor, then Lessor shall give such written Notice as is practical under the circumstances. Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor and for which Lessor has been fully reimbursed.

ARTICLE XIII

            13.1.    General Insurance Requirements. Subject to the provisions of Section 13.8 during the Term, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property, insured with the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to do insurance business in the States in which the Leased Property is located. The policies must name Lessor as an additional insured. Losses shall be payable to Lessor or Lessee as provided in Article XIV. In addition, upon Lessor's written request, the policies shall name as an additional insured the holder ("Mortgagee") of any mortgage, deed of trust or other security agreement and any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXII by way of a standard form of mortgagee's loss payable endorsement. Excepting claims and losses under the policies required by Sections 13.1.4 and 13.1.7 below, which losses Lessee may adjust without notice to or the consent of Lessor or any Mortgagee, any loss adjustments in excess of $100,000 shall require the written consent of Lessor, Lessee, and each Mortgagee. Evidence of insurance shall be deposited with Lessor and, if requested, with any Mortgagee. The policies on the Leased Property, including the Leased Improvements, Fixtures and all personal property, shall insure against the following risks:

            13.1.1  Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as "All Risk," specifically including wind, rain, earthquake, sinkhole, mine subsistence, and all physical loss perils normally included in such all Risk insurance, including but not limited to sprinkler leakage and any such additional coverage reasonably requested by Lessor, in an amount not less than one hundred percent (100%) of the then full replacement cost thereof (as defined below in Section 13.2);

            13.1.2  Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Leased Property, in such amounts with respect to any one accident as may be reasonably requested by Lessor from time to time;

            13.1.3  Loss of rental under a rental value insurance policy covering risk of loss during the first twelve (12) months of reconstruction necessitated by the occurrence of any of the hazards described in Section 13.1.1 or 13.1.2, or otherwise as specified in this Lease, in an amount sufficient to prevent Lessor from becoming a co-insurer;

            13.1.4  Claims for personal injury and/or malpractice under a policy of comprehensive general public (and professional) liability insurance with amounts, per Leased Improvement, of not less than One Million Dollars ($1,000,000.00) per occurrence, and One Million Dollars ($1,000,000.00) in the aggregate; and

            13.1.5  Intentionally omitted.

            13.1.6  Flood (when the Leased Property is located in whole or in part within a designated flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area and is available from insurance companies authorized to do business in the respective states in which the Leased Property is located at rates which are economically practicable in relation to the risks covered.

            13.1.7  Worker's Compensation and Employer's Liability if required by any governmental authority or Legal Requirement.

            13.2.    Replacement Cost. The term "full replacement cost" as used herein, shall mean the actual replacement cost of the Leased Property requiring replacement from time to time including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy. In the event either party believes that full replacement cost (the then replacement cost less such exclusions) has increased or decreased at any time during the Term, it shall have the right to have such full replacement cost redetermined.

            13.3.    Intentionally Deleted.

            13.4.    Waiver of Subrogation. All insurance policies carried by either party covering any part of the Leased Property, the Fixtures, the Leased Improvements, or personal property including without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.

            13.5.    Form Satisfactory, etc. All of the policies of insurance referred to in this Article XIII shall be written in a form reasonably satisfactory to Lessor and by insurance companies reasonably satisfactory to Lessor (and, as applicable, any Mortgagee). Subject to the foregoing, Lessor agrees that it will not unreasonably withhold or delay its approval as to the form of the policies of insurance or as to the insurance companies selected by Lessee. Lessee shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and, with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Lessee either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums shall be repayable by Lessee to Lessor upon written demand therefor, and failure to repay the same shall constitute an Event of Default within the meaning of Section 16.1. Each insurer mentioned in this Article XIII shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor (and to any Mortgagee, if required by the same) thirty (30) days' written notice before the policy or policies in questions shall be altered, allowed to expire or canceled.

            13.6.    Intentionally Deleted.

            13.7.    Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Lessee's obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that with respect to the property and casualty coverages afforded Lessor under Sections 13.1.1, 13.1.2, 13.1.3 and 13.1.6 above, such coverages will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XIII shall be met in any such blanket policy.

            13.8.    No Separate Insurance. Lessee shall not on Lessee's own initiative or pursuant to the request or requirement of any third party take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article, to be furnished or which may reasonably be required to be furnished, by Lessee or increase the amount of any then existing insurance by securing any additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Mortgagees are included therein as additional insureds, and the loss is payable under said insurance in the same manner as losses are payable under the Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amount of the then existing insurance.

ARTICLE XIV

            14.1.    Insurance Proceeds. All proceeds payable by reason of any loss of or damage to the Leased Property, or any portion thereof, which is insured under any policy of insurance required by Article XIII of the Lease shall be paid to Lessee and applied to the reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof. The proceeds shall be used for the reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof. The funds shall be disbursed based upon work performed. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall go to Lessee. All salvage resulting from any risk covered by insurance shall belong to Lessor.

            14.2.    Reconstruction in the Event of Damage or Destruction Covered by Insurance Proceeds.

            14.2.1  If during the Term, the Leased Property is totally or partially destroyed by a risk covered by the insurance described in Article XIII and whether or not any Leased Improvement thereby is rendered Unsuitable for its Primary Intended Use, Lessee shall restore the Leased Property to substantially the same condition as existed immediately before the damage or destruction. Lessee shall be entitled to the insurance proceeds for the purpose of such repair and restoration.

            14.2.2  If the cost of the repair or restoration exceeds the amount of proceeds received by Lessee or Lessor from the insurance required under Article XIII as provided in Section 14.1, above, Lessee shall be obligated, prior to commencing the repair and restoration, to contribute any excess amount needed to restore the Leased Property or to provide Lessor with satisfactory evidence that such funds are, and throughout the entire period of reconstruction will be, available. If Lessee contributes such excess in cash, such excess shall be paid by Lessee to Lessor to be held in trust, together with any insurance proceeds, for application to the cost of repair and restoration.

            14.3.    Reconstruction in the Event of Damage of Destruction Not Covered by Insurance. If during the Term, the Leased Property is damaged or destroyed irrespective of the extent of the damage from a risk not covered by the insurance described in Article XIII, whether or not such damage renders any portion of the Leased Property Unsuitable for Its Primary Intended Use, Lessee shall restore the damaged Leased Property to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease nor result in any reduction in Rent (including without limitation Minimum Rent).

            14.4.    Intentionally omitted.

            14.5.    Restoration of Lessee's Property. Without limiting Lessee's obligation to restore the Leased Property as provided in Sections 14.2 and 14.3, Lessee shall also restore all alterations and improvements made by Lessee, as well as all personal property but only to the extent that such personal Property is necessary to the operation of the Leased Property for its Primary Intended Use in accordance with applicable Legal Requirements.

            14.6.    No Abatement of Rent. This Lease shall remain in full force and effect and Lessee's obligation to make rental payments and to pay all other charges required by this Lease shall not be abated during the pendency of repair or restoration.

            14.7.    Limitation for Economic Viability. Notwithstanding anything in this Article XIV to the contrary, following any complete or partial destruction of the Leased Property Lessee shall have the right to terminate this Lease if, and only if, (i) any approvals (including variances from the applicable zoning or building codes) necessary to restore the Leased Property to substantially the same condition as it existed immediately before such damage, and thereafter use the Leased Property for its Primary Intended Use, are or would not be economically or timely obtainable, or (ii) applicable Legal Requirements would permit the rebuilding of only a portion of the Leased Property and any Capital Additions, such that the reconstructed Leased Property would be Unsuitable for Its Primary Intended Use, or (iii) applicable Legal Requirements would otherwise render the operation of the rebuilt Leased Property economically unviable. If Lessee elects to terminate, the proceeds of any insurance shall be paid over to and retained by Lessor, and this Lease shall terminate effective as of the date following such damage or destruction when the rental value insurance policy required under Section 13.1.3 above ceases to pay out.

ARTICLE XV

            15.       Condemnation.

            15.1.    Definitions.

            15.1.1  "Condemnation" means (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, (b) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.

            15.1.2  "Date of Taking" means the date the Condemnor has the right to possession of the property being condemned.

            15.1.3  "Award" means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

            15.1.4  "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

            15.2.    Parties' Rights and Obligations. If during the Term there is any taking of all or any part of the Leased Property or any interest in this Lease by Condemnation, the rights and obligations of the parties shall be determined by this Article XV.

            15.3.    Total Condemnation. If title to the fee of the whole of the Leased Property shall be taken or condemned by any Condemnor, this Lease shall cease and terminate as of the Date of Condemnation by said Condemnor. Upon the termination of the Lease following a total Condemnation, all Rent (including, without limitation, Minimum Rent, Additional Rent and Additional Charges) paid or payable by Lessee hereunder shall be apportioned as of the date of termination.

            15.4.    Allocation of Portion of Award. Any Award made with respect to all or any portion of the Leased Property or for loss of rent, or for loss of business, whether or not beyond the Term of this Lease, or for the loss of value of the leasehold (including the bonus value of the Lease) shall be solely the property of and payable to Lessor. Lessor's obligation to contribute part of its Award for restoration is set forth in Section 15.5, below.

            15.5.    Partial Taking. If title to the fee of less than the whole of the Leased Property shall be so taken or condemned, this Lease shall continue in full force and effect, Rent (including, without limitation, Minimum Rent, Additional Rent and Additional Charges) shall be abated and/or reduced in the proportion to which the Leased Property has been rendered, whether temporarily or permanently or both, inoperative (as measured by licensed and usable bed capacity rather than square footage) as a result of such partial taking. Upon a partial taking, Lessor shall immediately make the Award available to Lessee for the restoration or reconstruction of the Leased Property. Lessee shall use such funds to restore, to the extent possible with such funds and the remaining Land and Improvements, the Leased Property to working order and condition; provided however that in the event such funds will be insufficient for the full and timely completion of the restoration, Lessee shall have no obligation to perform such restoration, and Lessee may thereupon elect to either (a) terminate this Lease, with such termination to be effective as of the Date of Taking, or (b) accept such funds and supplement them with its own funds in order to cover any shortfall.

            15.6.    Temporary Taking. Lessee agrees that if, at any time after the date hereof, the whole or any part of the Leased Property or of Lessee's interest under this Lease, shall be Condemned by any Condemnor for its temporary use or occupancy, this Lease shall not terminate by reason thereof, and Lessee shall continue to pay, in the manner and at the times herein specified, the full amounts of Rent (including Minimum Rent, Additional Charges and Additional Rent). Except only to the extent that Lessee may be prevented from doing so pursuant to the terms of the order of the Condemnor, Lessee shall also continue to perform and observe all of the other terms, covenants, conditions and obligations hereof, on the part of the Lessee to be performed and observed, as though such Condemnation had not occurred. In the event of any such Condemnation as in this Section 15.6 described, the entire amount of any such Award made for such temporary use, whether paid by way of damages, rent or otherwise, shall be paid to Lessee, Lessee covenants that upon the termination of any such period of temporary use of occupancy as set forth in this Section 15.6, it will, at its sole cost and expense, restore the Leased Property as nearly as may be reasonably possible, to the condition in which the same was immediately prior to the Condemnation.

            15.7.    Limitation for Economic Viability. Notwithstanding anything in this Article XV to the contrary, following any partial taking of the Leased Property Lessee shall have the right to terminate this Lease if, and only if, (i) any approvals (including variances from the applicable zoning or building codes) necessary to restore the Leased Property to substantially the same condition as it existed immediately before such Taking, and to thereafter use the Leased Property for its Primary Intended Use, are or would not be economically or timely obtainable, or (ii) applicable Legal Requirements would permit the rebuilding of only a portion of the Leased Property and any Capital Additions, such that the reconstructed Leased Property would be Unsuitable for Its Primary Intended Use, or (iii) applicable Legal Requirements would otherwise render the operation of the rebuilt Leased Property economically unviable. If Lessee elects to terminate, the Award shall be retained by Lessor, and this Lease shall terminate effective as of the Date of Taking.

ARTICLE XVI

            16.1.    Events of Default. Any one or more of the following events shall be an "Event of Default":

            (a)       If, more than twice in any twelve (12) month period during the Term, Lessee fails to make payment of the Rent payable by Lessee under this Lease when the same becomes due and payable and such failure is not cured by Lessee within a period of five (5) Business Days after the date such payment is due; or

            (b)       if Lessee fails to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed an Event of Default if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within ninety days of receipt of Lessor's Notice. No Event of Default shall be deemed to exist under this clause (b) during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Lessee shall remedy such default without further delay; or

            (c)       if Lessee (or Guarantor) does any of the following: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any federal or state insolvency law; (iii) make a general assignment for the benefit of its creditors; (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or (v) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or

            (d)       if Lessee (or Guarantor), on a petition in bankruptcy filed against it, is adjudicated a bankrupt or an order for relief thereunder is entered against it or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Lessee, a receiver for Lessee or of the whole or substantially all of its property, or approving a petition filed against Lessee seeking reorganization or arrangement of Lessee under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof; or

            (e)       if Lessee (or Guarantor) shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets; or

            (f)        if the estate or interest of Lessee in the Leased Property or any part thereof be levied upon or attached in a proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after Notice thereof from Lessor, (unless Lessee shall be contesting such lien or attachment in good faith in accordance with Article XII hereof); or

            (g)       if Lessee voluntarily ceases operations on the Leased Property for a period in excess of twenty-four (24) hours; or

            (h)       if any of Lessee's (or Guarantor's) representations or warranties set forth in this Lease proves to be untrue when made in any material respect; or

            (i)        if Lessee (or Guarantor) commits a default under any other agreement to which Lessee, and/or any Affiliate of Lessee, and/or any Controlling Entity of Lessee, and/or any of their respective (and permitted) heirs, successors and assigns is a party; or

            (j)        if at any time during the Term, the Guaranty is determined by a court of competent jurisdiction to be invalid or unenforceable by its terms.

Upon the occurrence of an Event of Default, in addition to all of Lessor's other remedies, Lessor may terminate this Lease by giving Lessee not less than ten (10) Business Days' Notice of such termination and if the Event of Default has not been cured upon the expiration of the time fixed in such Notice, the Term shall terminate and all rights of Lessee under this Lease shall cease.

In the event litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys' fees, and all costs and expenses incurred in connection therewith. Lessor's fees, costs and expenses, including those related to any insolvency proceedings filed by Lessee, shall constitute Additional Charges hereunder.

In addition to applying to Lessee and its obligations under this Lease, Subparagraphs (a), (b), (c), (d), (e), (h), (i) and (j) above in this Section 16.1 shall also apply with respect to each Guarantor and each of their respective obligations under the Guaranties.

            16.2.    Certain Remedies. In addition to all of its rights under this Lease, Lessor shall have all remedies and rights provided in law and equity as a result of an Event of Default or Lessee's other breach under this Lease. Without limiting the foregoing, if an Event of Default occurs (and the event giving rise to such Event of Default has not been cured within the curative period relating thereto as set forth in Section 16.1 above) whether or not this Lease has been terminated pursuant to Section 16.1, Lessee shall, to the extent permitted by law, if required by Lessor so to do, immediately surrender to Lessor the Leased Property pursuant to the provisions of Section 16.1 and quit the same and Lessor may enter upon and repossess the Leased Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Lessee and all other persons and any and all personal property from the Leased Property subject to rights of any residents or patients and to Legal Requirements.

            16.3.    Damages. Neither (a) the termination of this Lease pursuant to Section 16.1, (b) the repossession of the Leased Property, nor (c) the failure of Lessor, notwithstanding reasonable good faith efforts, to relet the Leased Property, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Lessee shall forthwith pay to Lessor all Rent due and payable through and including the date of such termination.

Lessor shall not be deemed to have terminated this Lease unless Lessor delivers Notice to Lessee of such election. If Lessee voluntarily elects to terminate this Lease, then in addition to all remedies available to Lessor, Lessor may recover the sum of: (i) the worth at the time of award of the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided, and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including reasonable attorney fees, court costs and reasonable out-of-pocket expenses in the enforcement of Lessor's rights hereunder.

The "worth at the time of award" of the amounts referred to in subparagraphs (i) and (ii) above is computed by allowing interest at the maximum legal rate of interest permitted in accordance with the laws of the State of Arizona. The worth at the time of award of the amount referred to in subparagraph (iii) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

Without limiting Lessor's other remedies provided herein and provided by law, Lessor may continue the Lease in effect after Lessee's breach and abandonment and recover Rent as it becomes due, provided that, in such event, Lessee has the right to sublet or assign subject only to reasonable conditions imposed by Lessor. Accordingly, without termination of Lessee's right to possession of the Leased Property, Lessor may demand and recover each installment of Rent and other sums payable by Lessee to Lessor under this Lease as the same becomes due and payable, which Rent and other sums shall bear interest at the maximum interest rate permitted in accordance with the laws of the State of Arizona, from the date when due until paid, and Lessor may enforce, by action or otherwise, any other term or covenant of this Lease.

            16.4.    Application of Funds. Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order which Lessor may determine or as may be prescribed by the laws of the State of Arizona.

            16.5.    Executors Contract. Should Lessee file any proceeding under federal bankruptcy or other comparable federal or state insolvency laws, it shall, in addition to any other requirement under 11 U.S.C., Section 365 or other applicable provisions, be required to cure any and all obligations hereunder prior to being allowed to assume this Lease.

ARTICLE XVII

            17.       Lessor's Right to Cure Lessee's Default. If Lessee fails to make any payment or to perform any act required to be made or performed under this Lease, and to cure the same within the relevant time periods provided in Section 16.1, Lessor, after thirty (30) days Notice to and demand upon Lessee, and without waiving or releasing any obligation of Lessee or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Lessor's opinion, may be necessary or appropriate therefor. Provided, however, that should Lessor reasonably determine that the giving of such Notice would risk loss to the Leased Property or cause damage to Lessor, then Lessor shall give such written Notice as is practical under the circumstances. No such entry shall be deemed an eviction of Lessee. In exercising any remedy under this Article XVII, Lessor shall use its good faith efforts not to violate any rights of residents of the applicable Leased Improvement. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, in each case) so incurred, together with a late charge thereon (to the extent permitted by law) at the rate set forth in Section 3.5 above from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessee contained in this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE XVIII

            18.       Change in Control. If at any time during the Term there shall be a Change in Control (as defined below) with respect to Lessee and/or Guarantor and/or any Controlling Entity, whether by operation of law or otherwise, then Lessee shall provide Lessor with prior written notice of any such Change in Control (the "Change in Control Notice"), which Change in Control Notice shall describe (a) the manner in which the Change in Control shall occur, (b) the parties to the transaction(s) resulting in the Change in Control and (c) the effective date of the Change in Control; provided, however, in the event of an involuntary Change in Control of which Lessee has no prior knowledge, Lessee shall provide Lessor with a Change in Control Notice immediately upon obtaining knowledge that such (involuntary) Change in Control has occurred. For purposes of this Article XVIII, a "Change in Control" shall mean any change (voluntary or involuntary, by operation of law or otherwise) in the Person (defined below) or Persons which directly or indirectly control Lessee (a "Controlling Entity") as of the date hereof. Without limiting the generality of the foregoing, a Change in Control shall include any of the occurrences described in subparagraphs (i) through (vi) below:

            (i)        any Person is or becomes the Beneficial Owner (defined below), directly or indirectly, of securities (or other equity interests) of Lessee and/or its Controlling Entity representing thirty percent (30%) or more of the combined voting power of the then outstanding securities (or equity interests) of Lessee and/or its Controlling Entity (but not in the case of any such Person who, as of the date of this Lease, holds such thirty percent (30%) interest); or

            (ii)       the stockholders (or holders of equity interests) of Lessee and/or its Controlling Entity approve a merger or consolidation of Lessee (or its Controlling Entity, as applicable) with any other corporation (or other entity); or

            (iii)      the stockholders (or holders of voting equity interests) of Lessee and/or its Controlling Entity approve a plan of complete liquidation of Lessee or its Controlling Entity (as applicable) or an agreement for the sale or disposition by Lessee or its Controlling Entity of all or substantially all of the assets of Lessee and/or its Controlling Entity; or

            (iv)      the creation or issuance of new stock (or other voting equity interests), other than stock or stock option grants to employees, officers and directors of Lessee or its Controlling Entity, in one or a series of transactions by which an aggregate of more than fifty percent (50%) of the stock (or other voting equity interests) of Lessee and/or its Controlling Entity shall be vested in a party or parties who are not now stockholders (or holders of voting equity interests) of Lessee or its Controlling Entity; or

            (v)       any pledge, hypothecation, assignment, transfer for security or other encumbrance of any ownership interest in Lessee and/or its Controlling Entity.

For purposes of this Article XVIII, the term "Person" shall have the meaning ascribed thereto in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the term "Beneficial Owner" shall have the meaning ascribed thereto in Rule 13d-3 of the Exchange Act."

ARTICLE XIX

            19.       Holding Over. If Lessee shall for any reason remain in possession of the Leased Property after the expiration of the Term or earlier termination of the Term hereof, such possession shall be as a month-to-month Lessee during which time Lessee shall pay as rental each month, the aggregate of (i) either (A) in the event Lessee is holding over without Lessor's consent, 150% multiplied by the Minimum Rent payable with respect to the last month of the Term, or (B) in the event Lessee is holding over with Lessor's consent, 105% multiplied by the Minimum Rent payable with respect to the last month of the Term, or (C) in the event Lessee is holding over as an accommodation to Lessor or the applicable Health Department or other government agency having jurisdiction of the Leased Property or the patients therein because Lessor has no replacement operator or manager to take over the operation of the Leased Property, then without Minimum Rent (but Lessee shall not by this clause or any other provision in this Lease be required to provide such accommodation); (ii) all Additional Charges accruing during such month; and (iii) all other sums payable by Lessee pursuant to the provisions of this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

ARTICLE XX

            20.       Risk of Loss. During the Term of this Lease, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than those caused by Lessor) is assumed by Lessee, and, in the absence of willful misconduct by Lessor, Lessor shall in no event be answerable or accountable therefor, nor shall any of the events mentioned in this Section entitle Lessee to any abatement or offset of Rent, or any right to terminate this Lease. Without limiting the foregoing, Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee's employees, contractors, invitees, customers, or any other person in or about the Leased Property, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Leased Property, or any part thereof, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is accessible or not, unless such damage or injury is a result of the willful misconduct of Lessor. Lessor shall not be liable for any damages arising from any act or omission of Lessee, or any other party named above.

ARTICLE XXI

            21.       Indemnification. Notwithstanding the existence of any insurance provided for in Article XIII, and without regard to the policy limits of any such insurance, Lessee will protect, indemnify, save harmless and defend Lessor from and against all liabilities, obligations, claims, damages, awards, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks, including without limitation any claims of malpractice, (b) any occupancy, use, misuse, non-use, condition, including any environmental conditions caused by Lessee, maintenance or repair by Lessee of the Leased Property, (c) any Impositions (which are the obligations of Lessee to pay pursuant to the applicable provisions of this Lease), (d) any failure on the part of Lessee to in any way perform or comply with any of the terms of this Lease, and (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property (to the extent permitted) to be performed by the Lessee thereunder. Any amounts which become payable by Lessee under this Section shall be paid within ten (10) Business Days of receipt by Lessee of Lessor's written demand for such sums, and if not timely paid, shall bear a late charge (to the extent permitted by law), at the rate set forth in Section 3.5 above, from the date of such determination to the date of payment. Lessee, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor, or may compromise or otherwise dispose of the same as Lessee sees fit, all at Lessee's sole cost and expense. Nothing herein shall be construed as indemnifying Lessor against its own negligent, reckless or willful misconduct or against the acts or omissions of any subsequent lessee of the Leased Property in the event of the termination by Lessor of Lessee's right to possession of the Leased Property without termination of the Lease. Lessee's liability for a breach of the provisions of this Article arising during the Term hereof shall survive any termination of this Lease.

ARTICLE XXII

            22.       Subletting and Assignment. Other than to a wholly-owned subsidiary of Lessee or Guarantor, Lessee may not assign, sublease or sublet, encumber, appropriate, pledge or otherwise transfer, the Lease or the leasehold or other interest in the Leased Property without Lessor's consent, which may be withheld in Lessor's sole and absolute discretion. Upon Lessor's consent, (a) in the case of a subletting, the sublessee shall comply with the provisions of Section 22.2, (b) in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed and shall be, and become, jointly and severally liable with Lessee for the performance thereof, (c) an original counterpart of each such sublease and assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in a form and substance satisfactory to Lessor, shall be delivered promptly to Lessor, and (d) in case of either an assignment or subletting, Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder. Except as set forth in Article XXXV, nothing hereunder shall preclude Lessor from selling the Leased Property or assigning or transferring its interest hereunder, provided the new owner or assignee expressly assumes Lessor's obligations under this Lease. Lessor acknowledges and agrees that the individual locations comprising the Leased Property will be separately subleased by Lessee to separate operating Affiliates of Lessee, and Lessor's consent shall not be required for such subleases.

            22.1.    Attornment. Lessee shall insert in a sublease permitted under Section 22.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) unless the sublessee is an Affiliate of Lessee or its Guarantor, in the event this Lease shall terminate before the expiration of such sublease, the sublessee thereunder at Lessor's option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease, and (c) in the event the sublessee receives a written Notice from Lessor or Lessees assignees, if any, stating that Lessee is in default under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct. All rents received from the sublessee by Lessor or Lessor's assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease.

            22.2.    Sublease Limitation. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublet the Leased Property on any basis, such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (i) the income or profits derived by the business activities of the sublessee, or (ii) any other formula such that any portion of the sublease rental received by Lessor would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

ARTICLE XXIII

            23.       Compliance with Mortgage. Lessee shall comply with all applicable provisions of any Mortgage, and shall comply with any reasonable request for information (including, without limitation, any financial information that may not be expressly required in this Lease) from any Mortgagee

ARTICLE XXIV

            24.       Lessor's Right to Inspect; Officer's Certificates; Books and Records.

            24.1     Lessor's Right to Inspect. Lessee shall permit Lessor and its authorized representatives to inspect the Leased Property as well as Lessee's books and records on reasonable notice (twenty-four (24) hours prior notice shall be deemed reasonable) during usual business hours subject to any security, health, safety or confidentiality requirements of Lessee or any Legal Requirements or Insurance Requirements.

            24.2     Officer's Certificates. At any time from time-to-time upon not less than ten (10) days Notice by Lessor, Lessee will furnish to Lessor a certified written certificate from a duly authorized officer of Lessee certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which Rent has been paid and such other information concerning this Lease as may be reasonably requested by Lessor and/or any Mortgagee. Any such certificate furnished, whether pursuant to this Section 24.2 or some other provision in this Lease, may be relied upon by Lessor, any prospective purchaser of the Leased Property and Mortgagee.

            24.3     Books and Records. In addition to all other obligations to provide financial information contained elsewhere in this Lease, Lessee will furnish the following to Lessor:

            (a)       Lessee shall keep adequate books and records of account with respect to the Leased Property, in accordance with generally accepted accounting principles ("GAAP"), or in accordance with other methods elected by Lessee from time to time and reasonably acceptable to Lessor (such as the tax basis method of accounting, consistently applied) and Lessee shall furnish to Lessor: (i) quarterly operating statements of each nursing home (the "Periodic Operating Statements") detailing the revenues received, the expenses incurred and the net operating income for that quarter and containing appropriate year to date information, the Periodic Operating Statements to be provided within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year; and (ii) an annual operating statement of each nursing home (the "Annual Operating Statement") detailing the total revenues received, total expenses incurred, and total net operating income, the Annual Operating Statement to be provided within ninety (90) days after the close of each fiscal year of the Lessee.

            (b)       In addition to the financial reports specified in the preceding paragraph, Lessee also shall deliver occupancy reports listing the number of units, the percentage of occupancy, and the gross revenue from residents (the "Occupancy Information"), prepared and certified by Lessee to Lessor (and upon request any Mortgagee) as true and correct, such Occupancy Information to be provided on a quarterly basis, within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year and within ninety (90) days after the end of the fourth fiscal quarter of each fiscal year.

            (c)       Intentionally deleted.

            (d)       Lessee shall provide to Lessor (i) quarterly operating statements (unaudited) of Guarantor, detailing the revenues received, the expenses incurred and the net operating income for that quarter and containing appropriate year to date information, to be provided within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year and within ninety (90) days after the end of the fourth fiscal quarter of each fiscal year; and (ii) an annual operating statement (audited) of Guarantor, detailing the total revenues received, total expenses incurred, and total net operating income, to be provided within ninety (90) days after the close of each fiscal year of the Lessee.

Whether or not expressly stated elsewhere above in this Section 24.3, all information, reports, filings, etc. provided by Lessee to Lessor under this Section 24.3 shall be (i) prepared in accordance with GAAP, and (ii) accompanied with a written certificate from a duly authorized officer of Lessee certifying that to the best knowledge of the officer executing such certificate, all accompanying information is true and complete. In addition to all of the items expressly identified and required elsewhere in this Section 24.3 (or elsewhere in this Lease), Lessee shall promptly comply with any request by Lessor or any Mortgagee for the production of additional financial information (whether relating to Lessee, or a Controlling Entity of Lessee) as may deemed relevant or prudent by Lessor and/or any Mortgagee.

ARTICLE XXV

            25.       No Waiver. The waiver by Lessor or Lessee of any term, covenant or condition in this Lease shall not be deemed to be a waiver of any other term, covenant or condition or any subsequent waiver of the same or any other term, covenant or condition contained in this Lease. The subsequent acceptance of Rent hereunder by Lessor or any payment by Lessee shall not be deemed to be a waiver of any preceding default of any term, covenant or condition of this Lease, other than the failure to pay the particular amount so received and accepted, regardless of the knowledge of any preceding default at the time of the receipt or acceptance.

ARTICLE XXVI

            26.       Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.

ARTICLE XXVII

            27.       Acceptance of Surrender. No surrender to Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

            28.       No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or pay interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

ARTICLE XXIX

            29.       Conveyance by Lessor. If Lessor or any successor Lessor of the Leased Property shall convey the Leased Property or assign its interest herein in accordance with the terms hereof other than as security for a debt Lessor or such successor Lessor, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new Lessor, provided the new Lessor has agreed in writing for the benefit of Lessee to be bound by all of the terms and conditions hereof.

ARTICLE XXX

            30.       Quiet Enjoyment. So long as Lessee shall pay all Rent as the same becomes due and shall comply with all of the terms of this Lease and perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all covenants, conditions, restrictions, easements and all other matters affecting title, whether or not of record, the conditions and limitations expressly set forth herein, and any and all matters created by or known to Lessee.

ARTICLE XXXI

            31.       Notices. All notices, demands, requests, consents, approvals and other communications ("Notice" or "Notices") hereunder shall be in writing and served upon the party being served either by (i) personal delivery, (ii) registered or certified mail, return receipt requested and postage prepaid,

(iii) overnight delivery service, or (iv) facsimile transmission addressed to the respective parties, as follows:

If to Lessor:	LTC Partners VI, L.P.
Coronado Corporation
Park Villa Corporation
22917 Pacific Coast Highway, Suite 350
Malibu, California 90265
Attn: Chris Ishikawa
Telephone: (805) 981-8660
Facsimile: (805) 981-8663
with a copy to:
LTC Partners VI, L.P.
Coronado Corporation
Park Villa Corporation
22917 Pacific Coast Highway, Suite 350
Malibu, California 90265
Attn: Legal Department
Telephone: (805) 981-3611
Facsimile: (805) 981-3616
If to Lessee:	Adipiscor LLC 32232 Paseo Adelanto, Suite 100 San Juan Capistrano, CA 92675 Attn: Gregory K. Stapley Telephone: (949) 487-9500 Facsimile: (949) 487-9300
with a copy to:	None, except as may be noticed hereafter

or to such other address or person as either party may hereafter designate by a Notice pursuant to this Section. In all instances, Notice shall be deemed effective upon proof of receipt (in the case of Notice via facsimile, proof of receipt shall be established by electronic confirmation of a successful transmission).

ARTICLE XXXII

            32.1.    Lessor May Grant Liens. Lessor may, subject to the terms and conditions set forth below in this Section 32.1, from time to time, directly or indirectly, create or otherwise cause to exist any lien or encumbrance or any other change of title ("Encumbrance") upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing. Upon the reasonable request of Lessor, Lessee shall subordinate this Lease to the lien of a new mortgage on the Leased Property, on the condition that the proposed mortgagee executes a non-disturbance agreement recognizing this Lease and agreeing, on customary and commercially reasonable terms and conditions, for itself and its successors and assigns, to comply with the provisions of this Article XXXII. Lessee shall subordinate its interest to any such Encumbrance, provided, however, that such future Encumbrance shall provide that it is subject to the rights of Lessee under this Lease and that it will enter into a nondisturbance agreement or customary and commercially reasonable terms and conditions upon a foreclosure sale or transfer in lieu thereof; provided, however, that any such purchaser or transferee shall take title subject to Lessee's rights hereunder, and provided further that any holder of an Encumbrance shall (a) give Lessee the same notice, if any, given to Lessor of any default or acceleration of any obligation underlying any such mortgage or any sale in foreclosure under such mortgage, (b) permit Lessee to cure any such default on Lessor's behalf within any applicable cure period, and Lessee shall be reimbursed by Lessor or shall be entitled to offset against Rent payments next accruing or coming due for any and all costs incurred in effecting such cure, including without limitation out-of-pocket costs incurred to effect any such cure (including reasonable attorneys' fees), and (c) permit Lessee to appear and to bid at any sale in foreclosure made with respect to any such mortgage.

            32.2.    Breach by Lessor. It shall be a breach of this Lease if Lessor fails to observe or perform any term, covenant or condition of this Lease on its part to be performed, and such failure shall continue for a period of thirty (30) days, after written Notice thereof from Lessee, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Lessor, within said thirty (30) day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Lessor shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay.

ARTICLE XXXIII

            33.       Miscellaneous.

            33.1.    Survival of Obligations. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of termination of this Lease shall survive such termination.

            33.2.    Late Charges, Interest. If any interest rate provided for in any provision of this Lease is based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate.

            33.3.    Transfer of Obligations. Upon the expiration or earlier termination of the Term, Lessee shall use its best efforts to transfer to Lessor or Lessor's nominee (or to cooperate with Lessor or Lessor's nominee in connection with the processing by Lessor or Lessor's nominee of any applications for) all licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities which may be necessary for the operation of each Leased Improvement; provided that the costs and expenses of any such transfer or the processing of any such application shall be paid by Lessor or Lessor's nominee.

            33.4.    Addendum, Amendments and Exhibits. All addenda, amendments and exhibits attached to this Lease are hereby incorporated in this Lease and made a part of this Lease.

            33.5.    Headings. The headings and paragraph titles in this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.

            33.6.    Time. Time is of the essence of this Lease and each and all of its provisions.

            33.7.    Applicable Law. This Lease shall be governed by and construed in accordance with the laws of the State of Arizona, but not including its conflicts of laws rules; thus the law that will apply is the law applicable to a transaction solely within the State of Arizona.

            33.8.    Successors and Assigns. The covenants and conditions contained in this Lease shall, subject to the provisions regarding conveyance by Lessor (Article XXIX), apply to and bind the heirs, successor, executor, administrators and assigns of Lessor and Lessee.

            33.9.    Limits of Lessor's Liability. Lessee specifically agrees to look solely to Lessor's interest in the Leased Property Lessor for recovery of any judgment against Lessor relating to this Lease, it being specifically agreed that neither the assets of Lessor, nor any constituent shareholder, officer or director of Lessor shall ever be personally liable for any such judgment or the payment of any monetary obligation to Lessee. Furthermore, in no event shall Lessor (original or successor) ever be liable to Lessee for any indirect or consequential damages suffered by Lessee from whatever cause.

            33.10.  Prior and Future Agreements. This Lease contains the entire agreement of Lessor and Lessee with respect to the subject matter covered or mentioned in this Lease, and no prior or contemporaneous agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or supplemented except by an agreement in writing signed by both Lessor and Lessee or their respective successor in interest. This Lease shall not be effective or binding on any party until fully executed by both Lessor and Lessee.

            33.11.  Partial Invalidity. Any provision of this Lease which shall be held by a court of competent jurisdiction to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision or term of this Lease, and such other provision or terms shall remain in full force and effect.

            33.12.  Attorneys Fees. In the event of any action or proceeding brought by one party against the other under this Lease, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs in such action or proceeding from the other party, including all attorneys' fees incurred in connection with any appeals, and any post judgment attorneys' fees incurred in efforts to collect on any judgment.

            33.13.  Authority of Lessor and Lessee. Lessor and Lessee each hereby represent and warrant that the individuals signing on its behalf are duly authorized to execute and deliver this Lease in their respective capacities, and that this Lease is binding upon the entity for which it has been executed.

            33.14.  Relationship of the Parties. Nothing contained in this Lease shall be deemed or construed by Lessor or Lessee, nor by any third party, as creating the relationship of principal and agent or a partnership, or a joint venture by Lessor or Lessee, it being understood and agreed that no provision contained in this Lease nor any acts of Lessor and Lessee shall be deemed to create any relationship other than the relationship of landlord and tenant.

            33.15.  Counterparts; Signatures by Facsimile. This Lease may be executed in one or more separate counterparts, each of which, once they are executed, shall be deemed to be an original. Such counterparts shall be and constitute one and the same instrument. The parties may accept and rely upon signatures delivered via facsimile.

            33.16.  Brokers. Lessor and Lessee each warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and it knows of no real estate broker or agent who is entitled to a commission in connection with this Lease. Lessor and Lessee hereby agree to indemnify the other and to hold the other harmless from and against any and all costs, expenses, claims, damages, suits, including attorneys' fees, in any way resulting from claims or demands for commissions or other compensation from any real estate brokers claiming through such party with respect to this Lease.

            33.17.  Condition on Termination. Upon any termination of the Lease or any abandonment for whatever reason by Lessee of the Leased Property, Lessee shall deliver up to Lessor the Leased Property in substantially the same or better condition than it was at the commencement of the Lease, reasonable wear and tear only excepted, and in a clean and sanitary state.

            33.18.  Security Interest. Lessee hereby grants to Lessor a lien and security interest on all of Lessee's income, rents, revenues, account receivable, and other income of every kind and nature derived from the operation of the Leased Property, and all proceeds thereof, all of which shall be and remain subject to such lien and security interest of Lessor for payment of all Rent and other sums agreed to be paid by Lessee herein and the performance of all of Lessee's obligations hereunder. The provisions of this paragraph relating to such lien and security interest shall constitute a security agreement under and subject to the Uniform Commercial Code of the State(s) in which the Leased

Property is located. The foregoing security interest shall also apply to all accounts receivable and other income, from whatever source, of or relating to Lessee's operation of the Leased Property in accordance with its Primary Intended Use. Lessee shall, upon request, execute and deliver to Lessor any additional instruments, documents, agreements, etc. deemed by Lessor to be necessary or prudent in order to perfect or otherwise evidence and provide notice of the foregoing security interest, including, without limitation, a Security Agreement in Lessor's standard form, and a UCC-1 Financing Statement. Notwithstanding anything in this Section 33.18 to the contrary, Lessor agrees to grant, upon reasonable request by Lessee from time to time during the Term, such waivers, estoppels or subordinations as Lessee's lenders may reasonably require to obtain a first-position lien on Lessee's Accounts and to lend against them, in form and substance mutually acceptable to Lessor, Lessee and such lender(s), and Lessor acknowledges that the timely grant of such waivers, estoppels or subordinations shall be continuing condition to Lessee's obligations under this Lease.

            33.19.  Lessor Estoppel Certificates; Lessee's Obligations Independent. Upon reasonable request (and in connection with Lessee's efforts to obtain financing), Lessor shall deliver to Lessee a certificate in form and substance to be determined solely by Lessor (but containing fundamentally the same information as is required of Lessee pursuant to Section 24.2 above). Any breach, or alleged breach, by Lessor of the foregoing covenant (or any other covenant to be performed by Lessor under this Lease) shall not entitle Lessee to any right of offset or provide an excuse for non-performance by Lessee of its obligations under this Lease, all of which shall continue and survive irrespective and independent of any such breach or alleged breach by Lessor. To the extent permitted by law, Lessee hereby waives any and all rights of offset and other "self-help" remedies available at law or in equity.

            33.20.  Incorporating Recitals. The recitals are incorporated herein as terms of this Lease.

ARTICLE XXXIV

            34.       Options to Extend. Provided there exists no uncured Event of Default under this Lease at the time Lessee exercises any option to extend (in accordance with this Article XXXIV), Lessee will have the right to extend this Lease for two (2) periods of five (5) years each (each such additional term shall be referred to herein as an "Extended Term"), commencing immediately following the end of the Initial Term or the immediately preceding Extended Term, as the case may be. During any Extended Term, the terms and conditions of this Lease shall be the same as during the Initial Term. If Lessee desires to exercise any option to extend granted in this Article XXXIV, Lessee shall give Lessor written notice ("Notice to Extend") not more than three hundred sixty (360) days prior, and not less than two hundred seventy (270) days prior, to the expiration of the Initial Term or the first Extended Term, as the case may be. If Lessee fails to give Lessor any such Notice to Extend, then such option to extend and all future options to extend granted in this Article XXXIV shall be null and void and of no further force or effect.

ARTICLE XXXV

            35.       Right of First Offer. Lessee shall have a continuing right of first offer in the Leased Property and every portion thereof. To give effect to this right, Lessor shall not sell or agree to sell the Leased Property or any portion thereof without first offering to sell it to Lessee. The word "sell" shall include any sale, transfer or conveyance of all or any portion of the Leased Property or Lessor's interest in the Leased Property, or a controlling stock ownership interest of Lessor, except for a conveyance or transfer to an Affiliate of Lessor, in which case the right of first offer granted hereby shall remain in effect against such Affiliate of Lessor.

            35.1.    Delivery of First Offer. Prior to Lessor entering into an agreement for the marketing of the Leased Property, or otherwise offering the Leased Property or any portion thereof, Lessor shall offer in writing ("First Offer") to sell the Leased Property to Lessee on the same (or better) terms and conditions that Lessor would then be willing to offer to a third party. The First Offer shall, at a minimum, include the following information:

            (i)        the purchase price;

            (ii)       the method of payment of the purchase price;

            (iii)      the amount and terms of any Lessor financing;

            (iv)      the amount of the required earnest money deposit;

            (v)       the time (the "Closing Date") and location for the close of escrow, which shall not in any event be earlier than ninety (90) days from the date of the First Offer (unless Lessor and Lessee mutually agree in the purchase contract to a shorter period);

            (vi)      provisions for which party is to bear the various closing costs associated with the transaction;

            (vii)     the warranties to be given by Lessor, if any; and

            (viii)    the due diligence period.

            35.2.    Acceptance. Lessee shall have thirty (30) days from receipt of the First Offer to accept the First Offer ("Acceptance Period") by delivering to Lessor a written acceptance on or before 5:00 p.m. Pacific Time on the last day of the Acceptance Period. It is understood that any acceptance hereunder, whether by Lessee of the First Offer or by Lessor of a Counter Offer (as defined below), shall not create a final and binding agreement but rather shall merely be an expression of mutual interest by the parties in entering into a definitive contract for the purchase and sale of the Leased Property, and shall be subject to completion of due diligence and the further negotiation of a definitive purchase contract between Lessor and Lessee. If Lessee fails to so accept the First Offer before the Acceptance Period ends, the First Offer shall be deemed rejected.

            35.3.    Counter Offer; Rejection. If Lessee's written response to the First Offer consists of anything other than an unconditional acceptance of the terms outlined in Lessor's notice, the right of first offer shall terminate and the response shall be deemed an offer to purchase the Leased Property on the terms and conditions in the response ("Counter Offer"). Lessor shall be entitled to accept or reject the Counter Offer at Lessor's sole discretion, and if Lessor rejects the Counter Offer, Lessor shall have no further obligations under this Article XXXV, except as provided in Section 35.5.

            35.4.    Closing. If Lessee accepts the First Offer, or if Lessor accepts a Counter Offer, Lessee shall have until the Closing Date to negotiate an actual purchase contract with Lessor and close the purchase of the Leased Property pursuant to the terms and conditions of the First Offer or Counter Offer. If Lessee fails, without legal excuse following the mutual execution and delivery of a contract for the purchase and sale of the Leased Property, to consummate the purchase of the Leased Property on or before the Closing Date, any earnest money paid by Lessee pursuant to the executed purchase contract shall be paid to Lessor as Lessor's liquidated damages, and the agreement to purchase the Leased Property together with Lessee's rights of first offer hereunder shall be terminated. After the termination, Lessor shall be free to enter into an agreement for the sale of the Leased Property with a third party on whatever terms Lessor may choose to offer without further obligation under this Article XXXV.

Initials:	/s/ CTI Lessor	Lessee

            35.5.    Revised Offer. If, after Lessee rejects the First Offer or a Revised Offer (as defined below) and/or Lessor rejects any Counter Offer, Lessor negotiates with a third party and is otherwise willing to enter into an agreement with that party on terms materially different from any term contained in the First Offer, Lessor shall offer to sell the Leased Property to Lessee on those new terms by giving Lessee a written notice and offer at the revised terms (a "Revised Offer"). The Revised Offer shall contain the same information and be made under the same procedures and terms as the First Offer, except that Lessee shall only have ten (10) business days from receipt of the Revised Offer to provide a written acceptance to Lessor. For purposes of this provision, an agreement negotiated by Lessor with a third party shall not be deemed to be materially different from the First Offer or last Revised Offer, or the last Counter Offer, unless it either (A) provides for a price which is less than 95% of the lesser of the price offered to Lessee in the First Offer, or any Counter Offer made by Lessee following the rejection of a First Offer or the last Revised Offer, or (B) either materially increases the due diligence period, materially delays the closing date, or materially decreases the amount or nature of the earnest money deposit, all as compared to such terms contained in the First Offer, the last Revised Offer or any Counter Offer made by Lessee following the rejection of a First Offer or last Revised Offer, or (C) more than six (6) months have passed since Lessor's First Offer or last Revised Offer. If Lessee fails to accept a Revised Offer or rejects a Revised Offer in writing, Lessor shall be free to consummate the transaction with the third party on substantially the same terms as were contained in the Revised Offer without any liability to Lessee. If Lessee accepts the new terms, Lessee shall have until the time specified in the Revised Offer to consummate the purchase of the Leased Property pursuant to the terms and conditions of the Revised Offer.

            35.6.    Memorandum for Recordation. Lessor and Lessee shall, at Lessee's request, execute a mutually acceptable Memorandum of Right of First Offer and record the same in the official records of Maricopa County, Arizona. Upon the expiration or earlier termination of this Lease, Lessor and Lessee shall also execute and record a Notice of Termination of Right of First Offer.

            35.7     No Limitation on Right to Grant Liens. The right of first offer accorded Lessee under this Article XXXV shall in no way impair Lessor's rights under Article XXXII of this Lease.

[SIGNATURES ON FOLLOWING PAGE]

WHEREFORE, each of the parties has accepted and agreed by affixing their respective authorized signatures below as of the date first above written.

LESSOR:		LESSEE:
LTC Partners VI, L.P., a Delaware limited partnership		Adipiscor LLC, a Nevada limited liability company
By:	LTC GP III, Inc., Its General Partner	By:	The Ensign Group, Inc., A Delaware corporation, sole member
By:	/s/ CHRISTOPHER T. ISHIKAWA Christopher T. Ishikawa Executive Vice President	By:	/s/ CHRISTOPHER CHRISTENSEN Christopher Christensen President
Coronado Corporation, a Delaware corporation
By:	/s/ CHRISTOPHER T. ISHIKAWA Christopher T. Ishikawa Executive Vice President
Park Villa Corporation, a Delaware corporation
By:	/s/ CHRISTOPHER T. ISHIKAWA Christopher T. Ishikawa Executive Vice President

SCHEDULE OF EXHIBITS

Exhibit A	Land
Exhibit B	Lease Guaranty
Exhibit C	Minimum Rent

EXHIBIT "A-1"

LEGAL DESCRIPTION

Sunbridge Coronado Care Center
11411 N. 19th Avenue, Phoenix, Arizona

Parcel 1:

Lot 1, SHAW BUTTE, according to Book 35 of Maps, page 49, records of Maricopa County, Arizona;

EXCEPT the West 7 feet thereof; and
EXCEPT the South 5 feet thereof; and
EXCEPT that part of said Lot 1, described as follows:

BEGINNING at the intersection of the North line of the South 5 feet of said Lot 1 with the East line of the West 7 feet thereof;
thence North along said East line, a distance of 17 feet;
thence Southeasterly to a point on said North line which is 17 feet East of the POINT of BEGINNING;
thence to the POINT OF BEGINNING.

Parcel 2:

Lot 2, SHAW BUTTE, according to Book 35 of Maps, page 49, records of Maricopa County, Arizona;

EXCEPT the West 7 feet; and
EXCEPT the North half.
EXCEPT all improvements located thereon.

EXHIBIT "A-2"

LEGAL DESCRIPTION

Sunbridge Park Villa Care Center
2001 N. Park Avenue, Tucson, Arizona

Lots 1 through 12 in Block 1 of BILTMORE ADDITION TO THE CITY OF TUCSON, Pima County, Arizona, as recorded in the office of the Pima County Recorder in Book 4 of Maps and Plats, at Page 72; and those alleys in said Block 1 and that portion of SENECA STREET abandoned by the City of Tucson, as recorded in Docket Book 1296, Page 392, and Docket Book 6838, Page 418;

EXCEPT those portions granted to the City of Tucson as recorded in Docket Book 6761, Page 730.

EXHIBIT "A-3"

LEGAL DESCRIPTION

Sunbridge Care Center for East Mesa
51 S. 48th Street, Mesa, Arizona

That part of the Southeast quarter of Section 22, Township 1 North, Range 6 East of the Gila and Salt River Base and Meridian, designated as Tract E-1, on the Plat of VENTURE OUT AT MESA UNIT ONE, according to Book 127 of Maps, page 21, records of Maricopa County, Arizona;

EXCEPT the North 200 feet thereof.

EXHIBIT "B"

LEASE GUARANTY

        THIS LEASE GUARANTY (this "Guaranty") is made as of July                        , 2003 by The Ensign Group, Inc., a Delaware corporation ("Guarantor"), having an address set forth next to its signature below, in favor of LTC Partners IV, L.P., a Delaware limited partnership, Coronado Corporation, a Delaware corporation, and Park Villa Corporation, a Delaware corporation (collectively "Lessor"), having an address at 22917 Pacific Coast Highway, Suite 350, Malibu, CA 90265, with reference to the following:

RECITALS

        A.    Concurrently herewith, Lessor, as lessor, and Adipiscor LLC, a Nevada limited liability company ("Lessee"), as lessee, are entering into that certain lease agreement ("Lease"), of even or approximate date herewith, by and between Lessor and Lessee relating to certain real property and improvements all as more particularly described in the Lease (the "Leased Property"). Capitalized terms not otherwise defined herein shall have the definitions ascribed to them in the Lease.

        B.    Guarantor has agreed to provide this Guaranty of the payment and performance of Lessee under the Lease as an inducement to Lessor to enter into the Lease, and acknowledges that Lessor would not enter into the Lease but for the Guarantor's execution and delivery of this Guaranty.

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Guarantor hereby agrees for the benefit of Lessor as follows:

        1.     Guarantor hereby irrevocably, absolutely and unconditionally guarantees the full and prompt payment by Lessee of all sums to be paid, expended and disbursed by Lessee under the Lease, and the full and prompt performance of all other covenants and conditions of the Lease, at the times and in the manner provided by the Lease.

        2.     This is a continuing Guaranty applicable to and guaranteeing the obligations of Lessee to Lessor described in the immediately preceding paragraph and any and all indebtedness, obligations, and liabilities of every kind and character of Lessee to Lessor, whether now existing or hereafter arising, whether due and owing or to become due and owing, howsoever created or arising or evidenced, whether joint or several, or joint and several, whether absolute or contingent, arising out of, in connection with, or relating to the Lease, and all renewals, extensions, increases and rearrangements of such Lease, including any and all amounts owing or which may hereafter become owing thereon or in connection therewith, including, without limitation, any and all amounts of rent, late charges, default interest, attorneys' fees, costs of collection, and other amounts owing thereunder (hereinafter all obligations of Lessee to Lessor described in this paragraph and the immediately preceding paragraph being collectively called the "Guaranteed Obligations"). This Guaranty shall not be affected by any change, modification, alteration, assignment, renewal, compromise, extension, acceleration or supplementation of the Lease (or any part thereof). Lessor shall not be required to give Guarantor any notice of any modification of the Lease, either prior to or after any such modification. This Guaranty shall be unconditional and irrevocable throughout the term of the Lease and any extensions thereof. No act or omission on the part of Lessor and no agreement of any kind between Lessor and Lessee shall in any manner or to any extent release, change, modify or affect the obligation and liability of Guarantor hereunder.

        3.     Guarantor hereby waives marshalling of assets and liabilities, sale in inverse order of alienation, notice of acceptance of this Guaranty and of any indebtedness, obligation or liability to which it applies or may apply, and waives presentment and demand for payment thereof, notice of dishonor or nonpayment thereof, notice of intention to accelerate, notice of acceleration, protest, and notice thereof and all other notices and demands, collection or instigation of suit or any other action by

Lessor in collection thereof, including any notice of default in payment thereof or other notice to, or demand of payment therefor on, any party.

        4.     Guarantor hereby agrees to pay to Lessor its collection costs, including any additional amount for attorneys' fees, but in no event to exceed the maximum amount permitted by law, if the Guaranteed Obligations are not paid by Guarantor upon demand when due as required herein; provided, however, if this Guaranty is enforced by suit or through probate or bankruptcy court or through any judicial proceedings whatsoever, only the prevailing party in such suit or judicial proceeding shall be entitled to collect attorneys' fees and provided further that if it should be necessary to reduce Lessor's claim to judgment, such judgment shall bear interest at the maximum rate permitted by Arizona law.

        5.     This Guaranty is an absolute and unconditional guaranty of payment and performance and not of collection by Guarantor. This Guaranty shall be an independent obligation of Guarantor and is independent of the obligations and liabilities of Lessee. Lessor may bring a separate action or actions against Guarantor and exhaust Guarantor's assets, irrespective of whether an action is brought against any other guarantor or Lessee and whether any other Guarantor's assets or Lessee's assets are exhausted. This Guaranty shall be enforceable against Guarantor without the necessity of giving any notice of nonpayment, nonperformance or any notice of demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waive. Guarantor waives its rights to assert any and all defenses that Lessee may be entitled to assert. Guarantor waives any defense arising out of the absence, impairment, or loss of any right of reimbursement or subrogation of other right or remedy of Guarantor(s) against Lessor or any such security, whether resulting from an election by Lessor or otherwise. Guarantor waives any right to require that (a) any action be brought against Lessee or any other person or entity, (b) Lessor enforce its rights against any other guarantor of the Guaranteed Obligations, (c) Lessor proceed or enforce its rights against or exhaust any security given to secure the Guaranteed Obligations, (d) any rights of subrogation, (e) Lessor have Lessee joined with Guarantor or any other guarantor of all or part of the Guaranteed Obligations in any suit arising out of this Guaranty and/or the Guaranteed Obligations, or (f) Lessor pursue any other remedy in Lessor's powers whatsoever. Lessor shall not be required to mitigate damages or take any action to reduce, collect, or enforce the Guaranteed Obligations. Without in any way limiting the generality of the foregoing, Guarantor hereby waives the benefits of Arizona Revised Statues Sections 12-1641, 12-1646 and 44-142 inclusive, and any similar or analogous statutes of Arizona or any other jurisdiction. Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of Lessee or any other guarantor of the Guaranteed Obligations, and Guarantor shall remain liable hereon regardless of whether Lessee or any other guarantor be found not liable thereon for any reason. Should Lessor seek to enforce the obligations of Guarantor by action in any court, Guarantor waives any necessity, substantive or procedural, that a judgment previously be rendered against Lessee or any other person or entity or that Lessee or any other person or entity be joined in such cause or that a separate action be brought against Lessee or any other person or entity. All waivers herein contained shall be without prejudice to Lessor at its option to proceed against Lessee or any other person or entity, whether by separate action or by joinder. Notwithstanding anything herein to the contrary, Guarantor expressly waives and releases and shall not be entitled to any "claim" (as such term is defined in the Bankruptcy Reform Act of 1978, as amended) that Guarantor may have against the Lessee, whether now or in existence or hereafter arising, including, without limitation, any right of reimbursement from the Lessee or any right of subrogation to the Lessee' rights against the Lessor (including contractual, statutory and equitable rights of reimbursement, subrogation, contribution, and indemnity). All indebtedness of Lessee to Guarantor whether now existing or hereafter arising (including without limitation indebtedness resulting from this Guaranty) is hereby assigned to Lessor to the extent of the amount of this Guaranty as security for the payment of the Guaranteed Obligations. To the extent such indebtedness of Lessee to Guarantor (whether now existing or hereafter arising) exceeds the amount of this Guaranty, such indebtedness is hereby subordinated to the Guaranteed Obligations. Notwithstanding any payment or payments made by Guarantor hereunder or any set off or application of funds of Guarantor by Lessee, Guarantor shall not be entitled to be subrogated to any of the rights of Lessor against Lessee or any collateral security or rights of offset held by Lessor for the payment of the Guaranteed Obligations. Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Lessor against Lessee of any of the rights and remedies of Lessor under the Lease or by relief of Lessee from any of Lessee's obligations under the Lease or otherwise by (i) the release or discharge of Lessee in any creditors', receivership, bankruptcy or other proceeding; (ii) the impairment, limitation or modification of the liability of Lessee in bankruptcy, or of any remedy for the enforcement of Lessee's liability under the Lease, resulting from the operation of any present or future provision of the United States Bankruptcy Code or other statute or from a decision in any court; or (iii) the rejection or disaffirmance of the Lease in any such proceeding. The obligations of Guarantor hereunder shall not be released by Lessor's receipt, application or release of security given for the performance of the Lease. All of Lessor's rights and remedies under the Lease and this Guaranty are intended to be distinct, separate and cumulative, and no such right and remedy in the Lease or this Guaranty is intended to be an exclusion of or a waiver of any other right or remedy of Lessor under the Lease or this Guaranty. Guarantor waives all statutes of limitations affecting its obligations and liabilities hereunder and the enforcement thereof, and this Guaranty shall fully survive the expiration or earlier termination of the Lease.

        6.     Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that Guarantor's obligations under this Guaranty shall not be released, diminished, impaired, reduced, or adversely affected by any of the following, and waives any rights which Guarantor might otherwise have as a result of or in connection with any of the following:

        (a)   Any renewal, extension, modification, increase, decrease, alteration, or rearrangement of all or any part of the Lease, Guaranteed Obligations, or any instrument executed in connection therewith, or any contract or understanding between Lessee and Lessor, or any other person or entity, pertaining to the Guaranteed Obligations;

        (b)   Any adjustment, indulgence, forbearance, or compromise that might be granted or given by Lessor to Lessee or Guarantor, or any one or more of them, or any person or entity liable on the Guaranteed Obligations;

        (c)   The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, death, or lack of power of Lessee or Guarantor or any other person or entity at any time liable for the payment or performance of all or part of the Guaranteed Obligations; or any dissolution of Lessee or Guarantor or any sale, lease, or transfer of any or all of the assets of Lessee or Guarantor or any changes in the shareholders, partners, or members of Lessee; or any reorganization of Lessee or Guarantor;

        (d)   The invalidity, illegality, or unenforceability of all or any part of the Lease, Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including, without limitation, the fact that the Guaranteed Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Guaranteed Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury laws, Lessee has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Lessee, the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the

Guaranteed Obligations) is illegal, uncollectible, legally impossible, or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;

        (e)   Any full or partial release of the liability of Lessee of the Guaranteed Obligations or any part thereof, of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee, or assure the payment of the Guaranteed Obligations or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other person or entity, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding of agreement that other parties other than Lessee will be liable to perform the Guaranteed Obligations, or Lessor will look to other parties to perform the Guaranteed Obligations;

        (f)    The taking or accepting of any other security, collateral, or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations;

        (g)   Any release, surrender, exchange, subordination, deterioration, waste, loss, or impairment (including, without limitation, negligent, willful, unreasonable, or unjustifiable impairment) of any collateral, property, or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;

        (h)   The failure of Lessor or any other person or entity to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

        (i)    The fact that any collateral, security, security interest, or lien contemplated or intended to be given, created, or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability, or value of any of the collateral for the Guaranteed Obligations;

        (j)    Any payment by Lessee to Lessor is held to constitute a preference under the bankruptcy laws, or for any reason Lessor is required to refund such payment or pay such amount to Lessee or someone else;

        (k)   Any other action taken or omitted to be taken with respect to the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof; it being the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Guaranteed Obligations; or

        (1)   The fact that all or any of the Guaranteed Obligations cease to exist by operation of law including, without limitation, by way of discharge, limitation, or tolling thereof under applicable bankruptcy laws.

        7.     If Lessee pays or performs all or any portion of the Guaranteed Obligations or if Lessor receives payment or performance of all or any portion of the Guaranteed Obligations from any other party or source (in either case, such payment or performance being referred to herein as the "Payment"), and if, subsequently, any claim with respect to any Payment is made by (i) Lessee; (ii) any successor of Lessee (including without limitation, any Trustee appointed in any case commenced by or against Lessee or any successor of Lessee under the United States Bankruptcy Code or any other debt relief or consolidation laws); or (iii) any other party ((i), (ii) and (iii) aforesaid being individually and collectively referred to herein as the "Claimant"), including but not limited to any claim for avoidance of any obligation or transfer (including without limitation any payment to Lessor of all or any portion of the Guaranteed Obligations, or recovery of any money, property or asset transferred to Lessor in connection with any agreement or otherwise, because of any assertion that such obligation or transfer constitutes a preferential transfer, fraudulent conveyance, disguised mortgage or any other reason whatsoever), then Guarantor's obligations under this Guaranty with respect to the Payment shall not be deemed to have been satisfied. In that event, and without limiting any of the other obligations or liabilities of Guarantor (or Lessor's other rights or remedies) under this Guaranty, Guarantor shall remain fully and unconditionally liable for the Payment if and to the extent that Lessor (either voluntarily or involuntarily) disgorges or otherwise repays or returns all or any portion of the Payment to the Claimant. Guarantor shall, and hereby does, indemnify, defend, protect and hold harmless Lessor from any claim with respect to the Payment, the Obligations and any and all other matters pertaining to this Guaranty, including but not limited to any claim to recover all or any portion of the Payment by any Claimant. Said indemnity shall include Guarantor paying all reasonable attorneys' fees and costs expended by Lessor through counsel of Lessor's own choosing in connection with the Payment. Lessor shall have full authority in its sole discretion to compromise or settle any claim affecting or in respect of the Payment. If, as part of any such compromise or settlement, all or any portion of the Payment is disgorged, repaid or returned by Lessor to any Claimant, then Guarantor shall be obligated and be fully liable to Lessor for payment and satisfaction of the Payment (or such portion thereof) as is disgorged, repaid or returned by Lessor.

        8.     This Guaranty shall inure to the benefit of Lessor and its successors and assigns, including without limitation any entity taking title to the Leased Property by means of foreclosure or otherwise, and shall be binding upon Guarantor and its successors and assigns. Lessor's rights under this Guaranty may be assigned by Lessor, in Lessor's sole and absolute discretion, with notice to Guarantor but without the consent of Guarantor. Payment of all amounts hereunder shall be made at the offices of Lessor at 22917 Pacific Coast Highway, Suite 350, Malibu, CA 90265, or such other location as Lessor may elect upon written notice to Guarantor.

        9.     Any notice, demand, request, consent, approval, or other communication required or permitted to be given hereunder shall be given in writing by registered or certified mail, return receipt requested and postage prepaid, overnight delivery service addressed to the respective parties (a) if to Guarantor, at the address set forth following Guarantor's signature below, or (b) if to Lessor, at the address set forth in the preamble above, respectively, or to such other address as such party may hereafter designate by a notice pursuant to this paragraph. All notices sent hereunder in the manner(s) permitted above (including notice sent by overnight delivery service) shall be deemed effective upon proof of delivery.

        10.   This Guaranty shall not be wholly or partially satisfied or extinguished by Guarantor's payment of any amount hereunder, including payment of all amounts due as of any specified date, but shall continue in full force and effect as against Guarantor for the full amount as to all Guaranteed Obligations.

        11.   Guarantor hereby represents and warrants to Lessor that (i) this Guaranty is not given with actual intent to hinder, delay or defraud any entity to which Guarantor is or will become, on or after the date hereof, indebted; (ii) Guarantor has received at least a reasonably equivalent value in exchange for the giving of this Guaranty; (iii) Guarantor is not insolvent on the date hereof and will not become insolvent as a result of the giving of this Guaranty; (iv) Guarantor is not engaged in a business or transaction, nor is about to engage in a business or transaction, for which any property remaining with Guarantor constitutes an unreasonably small amount of capital; or (v) Guarantor does not intend to incur debts that will be beyond the Guarantor's ability to pay as such debts mature.

        12.   The Guaranty is made, negotiated and entered into in Arizona and shall be governed by the laws of Arizona. Any action pertaining to this Guaranty shall be brought, if a state action, the Superior Court for Maricopa County, Arizona and, if a federal action, in the United States District Court for Arizona at its chambers located in Phoenix, Arizona.

        13.   Guarantor shall furnish to Lessor all such financial statements and other information relating to the financial condition, properties, and affairs of such Guarantor as Lessor may from time to time reasonably request.

        14.   This Guaranty shall not be changed orally, but shall be changed only by agreement in writing signed by the person against whom enforcement of such change is sought.

        15.   The masculine and neuter genders used herein shall each include the masculine, feminine and neuter genders and the singular number used herein shall include the plural number. The words "person" and "entity" shall include, without limitation, individuals, corporations, partnerships, joint ventures, associations, joint stock companies, trusts, unincorporated organizations, and governments and any agency or political subdivision thereof.

        16.   This Guaranty in no way limits Lessee's liability or obligations under the Lease.

        17.   Any term or provision of this Guaranty which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Guaranty or affecting the validity or enforceability of any of the terms or provisions of this Guaranty in any other jurisdiction. If any provision of this Guaranty is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        18.   If Guarantor consists of more than one person or entity, the obligations hereunder shall be joint and several.

GUARANTOR: THE ENSIGN GROUP, INC., A Delaware Corporation
By:	/s/ CHRISTOPHER R. CHRISTENSEN Christopher R. Christensen President
Address: Attn: General Counsel 32232 Paseo Adelanto, Suite 100 San Juan Capistrano, CA 92675

EXHIBIT "C"

Monthly Minimum Rent Payments

Minimum Monthly Rent:

The Minimum Rent referred to in Section 3.1 of the Lease shall be as follows:

Lease Year	Minimum Rent Per full calendar month
Lease Year 1, Months 1 thru 3	$0.00
Lease Year 1, Months 4 thru 12	$108,352.00
Lease Year 2	$108,352.00
Lease Year 3	$108,352.00
Lease Year 4	$117,214.00
Lease Year 5	$122,386.00
Lease Years 6-16 & Option Periods	Adjusted annually as per Escalation Section below

A Lease Year shall be the twelve (12) month period starting with the first month of the Term, and each succeeding twelve (12) month period thereafter. In the event that the Commencement Date is other than on the first day of a calendar month, then (i) if the Commencement Date is between the 2nd and 14th of the month inclusive, then such partial calendar month shall be deemed the first month of the Term and the first month of the first Lease Year, and (ii) if the Commencement Date is between the 15th and the 31st of the month inclusive, then such partial calendar month shall be added to the next succeeding full calendar month, and the combined partial and full calendar months shall together be deemed the first month of the Term and the first month of the Lease Year. Minimum Rent for any such partial month shall be prorated based on the number of days in such month and paid on the Commencement Date.

Annual Escalations:

Beginning in the sixth (6th) Lease Year, and continuing thereafter for each subsequent Lease Year throughout the remainder of the Initial Term and any Extended Term as to which Lessee has exercised it option to extend, the monthly Minimum Rent shall be adjusted annually such that the new monthly Minimum Rent for such Lease Year shall equal the monthly Minimum Rent for the immediately preceding Lease Year increased by a percentage amount equal to three (3) times the percentage increase during such preceding Lease Year in the U.S. Department of Labor Consumer Price Index for All Urban Consumers U.S. Cities Average (1984-86 = 100) (the "CPI"); provided, however, that in no event shall the monthly Minimum Rent for any Lease Year (i) be less than the monthly Minimum Rent for the previous Lease Year, or (ii) exceed one hundred two percent (102%) of monthly Minimum Rent for the immediately preceding Lease Year. At the time of making any change in the amount of monthly Minimum Rent payable under this Lease, Lessor shall provide to Lessee a copy of the applicable CPI and a breakdown of Lessor's method of calculating such payment, which calculation shall be final and binding on both parties unless contested by Lessee within sixty (60) days. Annual adjustments in the monthly Minimum Rent shall not become effective until the first monthly rental payment of each new Lease Year. In the event that the CPI ceases to be published, Lessor and Lessee shall mutually select another comparable index to use in place thereof.

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LEASE AGREEMENT
LEASE AGREEMENT
SCHEDULE OF EXHIBITS
EXHIBIT "A-1" LEGAL DESCRIPTION
EXHIBIT "A-2" LEGAL DESCRIPTION
EXHIBIT "A-3" LEGAL DESCRIPTION
EXHIBIT "B" LEASE GUARANTY
EXHIBIT "C" Monthly Minimum Rent Payments